Exhibit 10.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXECUTION VERSION

961-3010001-001

DATE: 25 September 2018

BAREBOAT CHARTER FOR FSRU “GOLAR NANOOK”

Between

COMPASS SHIPPING 23 CORPORATION LIMITED
(as Owner)

and

GOLAR FSRU8 CORPORATION
(as Charterer)

TABLE OF CONTENTS

1. Vessel Information	1

2. Charter Period	1

3. Conditions and Delivery of Vessel	1

4. Trading Restrictions	2

5. Survey on Redelivery	3

6. Inspection	3

7. Maintenance and Operation	3

8. Financing and Security	6

9. Insurance and Repairs	7

10. Redelivery	8

11. Non-Lien	8

12. Operational Indemnity	8

13. Lien	9

14. Salvage	9

15. Wreck Removal	9

16. General Average	9

17. Assignment, Sub-Charter, Location And Sale	9

18. Corporate Guarantee	10

19. Requisition/Acquisition	10

20. War	10

21. Repossession	11

22. Claims Under the MOA	12

23. Earnings and Accounts	12

24. Cancellation	13

25. Quiet Enjoyment	13

26. Charterhire	14

27. Possession of Vessel	16

28. Insurance	17

29. Warranties Relating to Vessel	23

30. Termination and Redelivery	23

31. Fees and Expenses	24

32. No Waiver of Rights	25

33. Notices	25

34. Termination Events	26

35. Representations and Warranties	31

36. Charterer’s Undertakings	33

37. Purchase Options	40

38. Purchase Obligation	41

39. General Indemnities	41

40. No Set-Off or Tax Deduction	42

41. Increased Costs	43

42. Governing Law and Jurisdiction	45

43. FATCA	46

44. Change to the Calculation of Interest	47

45. Market Disruption	48

THIS BAREBOAT CHARTER (the “Bareboat Charter”) is dated 25 September 2018 and made between:

(1)	COMPASS SHIPPING 23 CORPORATION LIMITED, registered in the Marshall Islands with company number 93826, whose registered office is situated at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Owner”); and

(2)	GOLAR FSRU8 CORPORATION, registered in the Marshall Islands whose registered office is situated at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Charterer”, which expression shall include its successors and assignees).

IT IS AGREED as follows:

PART I STANDARD TERMS AND CONDITIONS

1.	Vessel Information

1.1	The Vessel is a 170,000 cubic meter floating storage and regasification unit as described in Schedule I to this Bareboat Charter.

1.2	Schedule I to this Bareboat Charter sets out some general information of the Vessel for illustration purpose. Such general information is provided by the Original Owner and shall not be deemed as Owner’s representations or warranties of the Vessel. Delivery by the Owner to and acceptance by the Charterer of the Vessel are subject to the terms and conditions of this Bareboat Charter.

2.	Charter Period

2.1	In consideration of the Charterhire, the Owner has agreed to let and the Charterer has agreed to hire the Vessel for the Charter Period.

2.2	The Charter Period shall, subject to the terms of this Bareboat Charter, commence on the Delivery Date and end on the Expiry Date.

3.	Conditions and Delivery of Vessel

3.1	The obligation of the Owner to charter the Vessel to the Charterer hereunder is subject to and conditional upon:

(a)	the Charterer having paid to the Owner in full the setup fee as referred to in Clause 31.1 and the Initial Charterhire in accordance with Clause 26.1;

(b)	no Termination Event having occurred which is continuing on the date hereof or the Delivery Date;

(c)	the representations and warranties contained in Clause 35 being true and correct in all material respects on the date hereof and the Delivery Date by references to the facts and circumstances then existing; and

(d)	Delivery occurring on or before the Cancelling Date and the Owner having received from the Charterer three (3) Business Days prior to Delivery or the Owner being satisfied that it will receive on or by Delivery, the documents or evidence set out in Part 1 of Schedule III in form and substance satisfactory to it other than in the case of items 14 and 15 of Part 1 of Schedule III, which shall be provided to the Owner on or prior to Delivery. If any of such documents or evidence are not in the English language then they shall be accompanied by an English translation.

3.2	Upon the requirements of Clause 25.1 being fulfilled or waived to the satisfaction of the Owner, the Owner shall give notice thereof in writing to the Charterer.

3.3	On delivery to and acceptance by the Owner of the Vessel under the MOA:

(a)	the Owner may not refuse to deliver the Vessel to the Charterer under this Bareboat Charter; and

(b)	the Vessel shall automatically be deemed to have been delivered to the Charterer under this Bareboat Charter, and accepted by the Charterer under this Bareboat Charter, at such port or place the Vessel is delivered to and accepted by the Owner in accordance with the MOA and the Charterer shall become and be entitled to the possession and use of the Vessel on and subject to the terms and conditions of this Bareboat Charter.

3.4	On Delivery, by way of evidence of the commencement of the Charter Period, the Charterer shall sign and deliver to the Owner the Acceptance Certificate and delivery of the Vessel by the Owner to the Charterer shall constitute a full performance by the Owner of all the Owner’s obligations under Clause 25.3 and thereafter, the Charterer shall not be entitled to make or assert any claim against the Owner on account of any conditions, representations or warranties expressed or implied with respect to the Vessel.

3.5	The Charterer shall not be entitled for any reason whatsoever to refuse to accept delivery of the Vessel under this Bareboat Charter once the Vessel has been accepted by the Owner under the MOA, and the Owner shall not be liable for any losses, or any loss of profit:

(a)	resulting directly or indirectly from any defect or alleged defect in the Vessel or any failure of the Vessel unless such defect or failure results from the Owner’s gross negligence or wilful misconduct; or

(b)	arising from any delay in the commencement of the Charter Period or any failure of the Charter Period to commence unless such delay or failure results solely from a failure by the Owner to pay the Purchase Price pursuant to, and in accordance with, the terms of the MOA.

3.6	The Owner will not and shall not be obliged to deliver the Vessel to the Charterer with any bunkers and lubricating oils and greases in storage tanks and unopened drums of the Vessels.

3.7	The Charterer undertakes that it will provide to the Owner the conditions subsequent listed in Part 2 of Schedule III, in each case, in form and substance satisfactory to the Owner within the specified timeframe (or such longer timeframe as may be agreed by the Owner).

4.	Trading Restrictions

4.1	The Vessel shall be employed within Institute Warranty Limits provided that the Charterer shall, at all times use the Vessel for the transportation and regasification of liquefied natural gas and shall not at anytime, use the Vessel for the carriage of other goods or products.

4.2	The Charterer undertakes not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the Insurances (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

4.3	The Charterer also undertakes not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the laws of the Flag State or any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

4.4	Notwithstanding any other provisions contained in this Bareboat Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the goods permitted to be loaded or carried under this Bareboat Charter.

5.	SURVEY ON REDELIVERY

Subject to provisions in Clause 30, the Owner and the Charterer shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery hereunder. The Charterer shall pay for all expenses of such survey.

6.	Inspection

6.1	In the absence of a continuing Termination Event, the Owner shall have the right once a year, whenever the Vessel is in dry-dock, or following the occurrence of a Termination Event that is continuing, at any time and without limitation, in each case, after giving reasonable notice to the Charterer, to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on its behalf, provided it does not interfere (other than simply through the Owner’s or its representative’s presence on board the Vessel for the purposes of such inspection) with the commercial operation of the Vessel to ascertain the condition of the Vessel and satisfy itself that the Vessel is being properly repaired and maintained and the costs and fees for such inspection or survey shall be paid by the Charterer.

6.2	If the market for FSRUs deteriorates in such a way that the Owner reasonably believes that the value of the Vessel may have materially deteriorated, it shall have the additional right, however limited to a further one inspection per year, after giving reasonable notice to the Charterer, to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such inspection or survey on its behalf. The costs and fees directly incurred for the purpose of such inspection and survey shall be paid by the Charterer.

6.3	All time used in respect of inspection, survey or repairs shall be for the Charterer’s account and form part of the Charter Period.

6.4	The Charterer shall also permit the Owner to inspect the Vessel’s log books upon written request by the Owner (provided it does not interfere (other than simply through the Owner’s or its representative’s presence on board the Vessel for the purposes of such inspection) with the commercial operation of the Vessel) and shall upon written request by the Owner furnish the Owner with full information regarding any casualties or other accidents or damage to the Vessel.

7.	Maintenance and Operation

Maintenance and Repairs

7.1	During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterer and under its complete control in every respect. The Charterer shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with international industry standard good commercial maintenance practice and at its own expense the Charterer shall at all times keep the Vessel’s Class fully up to date with the Classification Society and maintain all other necessary certificates in force at all times.

New Class and Other Safety Requirements

7.2	Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by Applicable Law shall be undertaken and paid by the Charterer.

Financial Security

7.3	The Charterer shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in which it is located without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

7.4	The Charterer shall make and maintain all arrangements as may be necessary to satisfy such requirements at the Charterer’s sole expense and the Charterer shall indemnify the Owner against all consequences whatsoever for any failure or inability to do so.

Operation of the Vessel

7.5	The Charterer shall at its own expense and by its own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and it shall pay all charges and expenses of every kind and nature whatsoever incidental to its use and operation of the Vessel under this Bareboat Charter, including annual Flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterer for all purposes whatsoever, even if for any reason appointed by the Owner.

7.6	The Charterer shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s Flag State or any other Applicable Law.

7.7	The Charterer shall keep the Owner and the Finance Parties advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

Flag, Name and Classification of the Vessel

7.8	During the Charter Period, the Charterer shall have the liberty to:

(a)	paint the Vessel in its own colours, install and display its funnel insignia and fly its own house flag;

(b)	change the name of the Vessel, subject to the Owner’s consent (such consent not to be unreasonably withheld or delayed);

(c)	change the Flag State of the Vessel to another flag state included in the definition of Flag State; and/or

(d)	change the Classification of the Vessel to another classification society included in the definition Classification Society,

in the case of paragraphs (b), (c) and (d), the Charterer having notified the Owner in writing of the intended change no later than 30 days prior to the relevant change, Flag State or Classification of the Vessel (including costs incurred in changing the name, Flag State or Classification of the Vessel back to its original name, Flag State or Classification), painting and re-painting, instalment and re-instalment, amendments to this Bareboat Charter, and any other documents or record at any registry (including the Finance Documents) shall be at the Charterer’s expense and time.

7.9	The Charterer shall not otherwise change the Flag State or Classification Society without the prior written consent of the Owner.

7.10	During the Charter Period, the Owner shall not change the Flag State or the Classification Society of the Vessel without the Charterer’s consent.

Changes to the Vessel

7.11	Subject to Clause 7.2, the Charterer may make structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owner’s approval thereof if such changes:

(a)	do not affect the market value or the nature of the Vessel; and

(b)	are permitted to be made pursuant to the terms of the CELSE Charter or any Acceptable Replacement Charter; or

(c)	are required to be made pursuant to the terms of the CELSE Charter or any Acceptable Replacement Charter.

Use of the Vessel’s Outfit, Equipment and Appliances

7.12	The Charterer shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery. The Charterer shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterer is to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. Title of any equipment so replaced shall, unless agreed between the Owner and the Charterer, vest in and remain with the Owner. The Charterer has the right to fit additional equipment at its expense and risk (provided that no permanent structural damage is caused to the Vessel by reason of such installation) but the Charterer shall, at its expense remove such equipment and make good any damage caused by the fitting or removal of such additional equipment if requested by the Owner at the time of redelivery of the Vessel. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterer and the Charterer shall assume the obligations and liabilities of the Owner under any lease contracts in connection therewith and obtaining new equipment required in order to comply with radio regulations.

Periodical Dry-Docking

7.13	The Charterer shall dry-dock the Vessel and clean and paint her underwater parts after delivery in accordance with the relevant provisions of the CELSE Charter, or at such other times as may be required by the Classification Society or Flag State.

Managers

7.14	The Owner acknowledges that the Charterer appoints the Commercial Manager and the Commercial Manager appoints the Technical Manager as the commercial and technical managers respectively of the Vessel on the date of this Bareboat Charter (together, the “Managers”) and the Charterer shall ensure that the Managers operate the Vessel in accordance with all Applicable Laws.

7.15	The Charterer may not at any time during the Charter Period, except with the Owner’s prior written consent (such consent not to be unreasonably withheld or delayed), replace one or both of the Managers.

7.16	If a Manager does not manage the Vessel as required by the Owner pursuant to Applicable Laws, the Owner shall have the right to require a replacement of the relevant Manager, such replacement manager to be an internationally recognised and reputable commercial or technical manager (as applicable) of FSRUs and otherwise approved by the Owner (acting reasonably).

7.17	If a Termination Event has occurred and is continuing, the Owner has the right to require the Charterer to replace either or both Managers and the Charterer will promptly procure such replacement as directed by the Owner.

Continuing obligations

7.18	The Charterer undertakes to perform all its duties and obligations including payment of the Charterhire during the Charter Period and shall not be released of such duties and obligations even if the Vessel is found defective.

8.	Financing and Security

8.1	Subject to Clause 8.5, the Charterer acknowledges and accepts that the Owner has entered into, or may hereafter enter into, certain Finance Documents, including a Mortgage, in favour of the Finance Parties and agrees that, subject to the provision of the Quiet Enjoyment Agreement, its rights under this Bareboat Charter shall be subject and subordinate in all respects to the rights of the Finance Parties under that Mortgage and those Finance Documents.

8.2	Each of the Owner and the Charterer acknowledges and agrees that, subject to Clause 8.5:

(a)	the Security Documents may be on-assigned to the Finance Parties; and

(b)	the Owner may assign this Bareboat Charter and its interest in the Vessel’s Insurances to the Finance Parties,

in each case at the Owner’s expense and as security for the Owner’s obligations under the Finance Documents and the Charterer hereby consents to each Security Interest created and intended to be created pursuant to the arrangements described in paragraphs (a) to (b) above, subject to the compliance by the Owner and the Finance Parties with the provisions of the Quiet Enjoyment Agreement.

8.3	The Charterer agrees and undertakes to, and will procure that the Relevant Persons and the Managers shall, cooperate with the Owner and the Finance Parties (acting reasonably) to give effect to securities contemplated in the above documents and provide and execute any such documentation reasonably required by the Finance Parties and the Owner in connection with the Finance Documents or the Owner’s interest in the Vessel (including without limitation acknowledgements of notices and duplication of provision of documents and information), provided such documentation does not increase the obligations of itself or such Relevant Persons under or in connection with this Charter.

8.4	The Charterer undertakes to provide such information and documents required by the Owner in connection with the Finance Documents or as may be directed from time to time during the Charter Period by the Owner in conformity with the Finance Documents. The Charterer agrees to acknowledge each Finance Document in writing in any form that may be reasonably required by the Finance Parties.

8.5	Prior to granting any of the security referred to in Clause 8.2 above, the Owner shall:

(a)	inform the Charterer prior to the anticipated date of the assignment of the Security Documents and the Owner’s interest in the Vessel’s Insurances as referred to in Clause 8.2 of the identity of the Finance Parties and thereafter promptly following the change of any Finance Party; and

(b)	prior to the execution of a Mortgage, use reasonable endeavours to procure, but with no absolute obligation on the Owner to procure, that the Finance Parties duly execute and deliver to the Charterer, the Sub-Charterer and CELSE, the Quiet Enjoyment Agreement and notify each new Finance Party of such Quiet Enjoyment Agreement.

If the Owner is unable to procure the execution by the Finance Parties of a Quiet Enjoyment Agreement to CELSE, the Owner will not enter into a Mortgage over the Vessel with such Finance Party but will be entitled to assign this Charter and the Security Documents and the Charterer undertakes to negotiate and will use reasonable endeavours to procure, but with no absolute obligation on the Charterer to procure, that CELSE and the Offshore Collateral Agent will negotiate with the Owner and the Finance Parties in respect of any amendments to the Quiet Enjoyment Agreement reasonably required by the Finance Parties.

9.	Insurance and Repairs

9.1	During the Charter Period the Vessel shall be kept insured by the Charterer at its expense against hull and machinery, war, (if required by the Owner and/or the Finance Parties in consultation with the Charterer) additional perils (only as required pursuant to Clause 28.1 (e) (ii)) and mortgagee’s interest insurance (MII) and, as the case may be, owner’s interest insurance and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including but not limited to maintaining financial security in accordance with Clause 7.3) in such form as the Owner shall in writing approve, which approval shall not be unreasonably withheld or delayed. The Charterer shall be at liberty to protect under such insurances the interests of any managers it may appoint. Such insurances shall be arranged by the Charterer to protect the interests of both the Owner and the Charterer and the Finance Parties. Insurance policies shall cover the Owner and the Charterer according to their respective interests. Subject to the provisions of the agreed loss payable clauses, and the approval of the Owner and the insurers, the Charterer shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provide for.

9.2	The Charterer is also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any deductibles provided for in the insurances.

9.3	All time used for repairs under the provisions of Clause 9.1 and for repairs of latent defects, including any deviation, shall be for the Charterer’s account.

9.4	The Charterer shall promptly upon request furnish the Owner with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

9.5	The Charterer shall upon the reasonable request of the Owner, provide information and promptly execute such documents as may be required to enable the Owner to comply with the insurance provisions of the Finance Documents.

9.6	Subject to the provisions of the Finance Documents, should the Vessel become a Total Loss under the insurances required under Clause 9.1, all insurance payments for such loss shall be paid to the Owner or the Finance Parties or the Charterer in accordance with agreed loss payable clauses. The Charterer undertakes to notify the Owner and the Finance Parties of any occurrences in consequence of which the Vessel is likely to become a Total Loss.

9.7	For the purpose of insurance coverage against hull and machinery and war risks under the provisions of Clause 9.1, the value of the Vessel is the sum indicated in Clause 28.

10.	Redelivery

Not used.

11.	Non-Lien

11.1	The Charterer will not suffer, nor permit to be continued, any lien or encumbrance incurred by it or its agents, which might have priority over the title and interest of the Owner in the Vessel, except for Permitted Security Interests. The Charterer further agrees to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

“This Vessel is the property of COMPASS SHIPPING 23 CORPORATION LIMITED [and is mortgaged to [●]]. It is under charter by COMPASS SHIPPING 23 CORPORATION LIMITED to GOLAR FSRU8 CORPORATION, by GOLAR FSRU8 CORPORATION to GOLAR NANOOK UK LIMITED and by GOLAR NANOOK UK LIMITED to CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A. and by the terms of those charters none of the charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever unless otherwise permitted under those charters”.

12.	Operational Indemnity

12.1	The Charterer shall indemnify the Owner against any Losses arising out of or in relation to the operation of the Vessel by the Charterer, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel is arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterer, the Charterer shall at its own expense take all reasonable steps to secure within a reasonable time the Vessel is released, including the provision of bail.

12.2	Without prejudice to the generality of the foregoing, the Charterer agrees to indemnify the Owner against all consequences or liabilities arising from the Master, officers or agents signing bills of lading or other documents.

12.3	Subject to clause 12.1, if the Vessel is arrested or otherwise detained by reason of a claim or claims against the Owner, the Owner shall at its own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

12.4	In such circumstances in clause 12.3, the Owner shall indemnify the Charterer against any loss, damage or expense incurred by the Charterer (including hire paid under this Bareboat Charter) as a direct consequence of such arrest or detention.

13.	Lien

13.1	The Owner shall have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterer or any sub-charterer and any bill of lading freight for all claims under this Bareboat Charter.

14.	Salvage

14.1	All salvage and towage performed by the Vessel shall be for the Charterer’s benefit and the cost of repairing damages occasioned thereby shall be borne by the Charterer.

15.	Wreck Removal

15.1	In the event of the Vessel becoming a wreck or obstruction to navigation the Charterer shall indemnify the Owner against any sums whatsoever which the Owner shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

16.	General Average

16.1	The Owner shall not contribute to general average.

17.	Assignment, Sub-Charter, Location And Sale

17.1	The Charterer shall not assign this Bareboat Charter, and shall procure that the Sub-Charterer does not assign the Sub-Charter save pursuant to the Charterer Assignment, without the Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed.

17.2	Unless otherwise provided in this Bareboat Charter, the Charterer may only sub-charter the Vessel pursuant to the Sub-Charter and shall procure that the Sub-Charterer only further sub-charters the Vessel pursuant to the CELSE Charter or any Acceptable Replacement Charter.

17.3	The Charterer may not, and shall procure that the Sub-Charterer does not, relocate the Vessel after its arrival in Brazil to any location outside of Brazil without the Owner’s prior written consent, other than to carry out, subject to the provisions of Clause 4, short term voyage charters as an LNGC.

17.4	Subject to the provisions of Clause 8, the Owner may assign this Bareboat Charter to the Finance Parties.

17.5	Except pursuant to the Mortgage, the Owner will not sell the Vessel or mortgage the Vessel to any person without the Charterer’s prior written consent.

18.	Corporate Guarantee

18.1	The Charterer undertakes to furnish, on the date of this Bareboat Charter, a corporate guarantee from the Guarantors as guarantee for full performance of each Relevant Person’s obligations under the Pertinent Documents in form and substance satisfactory to the Owner.

19.	Requisition/Acquisition

19.1	Subject to the provisions of the Finance Documents, in the event of the requisition for hire of the Vessel by any governmental or other competent authority (the “Requisition for Hire”), irrespective of the date during the Charter Period when Requisition for Hire may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Bareboat Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterer shall continue to pay the stipulated Charterhire in the manner provided by this Bareboat Charter until the time when this Bareboat Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of Requisition for Hire any Requisition Hire or compensation received or receivable by the Owner shall, absent a Termination Event, be payable to the Charterer during the remainder of the Charter Period or the period of the Requisition for Hire, whichever be the shorter.

19.2	Subject to the provisions of the Finance Documents, in the event of the Owner being deprived of its ownership in the Vessel by any compulsory acquisition of the Vessel or requisition for title by any governmental or other competent authority (the “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when Compulsory Acquisition may occur, this Bareboat Charter shall be deemed terminated as of the date of such Compulsory Acquisition. In such event, the Vessel shall be deemed a Total Loss, Clause 26.4 applies and Charter Hire shall be earned and paid up to the date and time of such Compulsory Acquisition.

20.	War

20.1	Subject to the provisions of the Finance Documents, for the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

20.2	Unless the Charterer has arranged for requisition insurance in respect of the Vessel, the Charterer shall not permit the Vessel to continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgment of the Owner, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owner shall have the right to require the Vessel to leave such area.

20.3	The Charterer shall not permit the Vessel to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

20.4	If the insurers of the war risks insurance, when Clause 9 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterer’s orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterer to the Owner at the same time as the next payment of Charterhire is due.

20.5	The Charterer shall have the liberty:

(a)	to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destination, discharge of cargo, delivery, or in any other way whatsoever, which are given by the government of the nation under whose flag the Vessel sails, or any other government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(b)	to comply with the orders, directions, or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(c)	to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owner are subject, and to obey the orders and directions of those who are charged with their enforcement.

20.6	In the event of outbreak of war (whether there be a declaration of war or not) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; the Federative Republic of Brazil; and the People’s Republic of China, both or either of the Owner and the Charterer shall have the right to cancel this Bareboat Charter, whereupon the Charterer shall be obliged to purchase the Vessel in accordance with Clause 38, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause 20.6 from reaching or entering it at a near, open and safe port as directed by the Owner, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owner. In all cases Charterhire shall continue to be paid in accordance with Clause 26 and except as aforesaid all other provisions of this Bareboat Charter shall apply until Vessel purchase.

21.	Repossession

21.1	In the event of the termination of this Bareboat Charter in accordance with the applicable provisions of Clauses 30 and 34, the Owner shall have the right to repossess the Vessel from the Charterer at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterer, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 21 the Charterer shall hold the Vessel as gratuitous bailee only to the Owner. The Owner shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of this Bareboat Charter. The Vessel shall be deemed to be repossessed by the Owner from the Charterer upon the boarding of the Vessel by the Owner’s representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterer’s Master, officers and crew shall be the sole responsibility of the Charterer.

22.	Claims Under the MOA

22.1	The Vessel shall be delivered to the Owner in accordance with the MOA and shall be of the description set out therein save for latent defect.

22.2	The Charterer undertakes that having accepted the Vessel under this Bareboat Charter, it will not thereafter raise any claims against the Owner in respect of the Vessel’s performance or specification or defects, if any.

22.3	For the duration of the Charter Period, any liquidated damages for physical defects or deficiencies of the Vessel which are not caused by any accidents shall accrue to the account of the Charterer.

23.	Earnings and Accounts

CELSE Charter and Bareboat Charter accounts

23.1	All Charterhire payable by the Charterer shall be paid to the Owner’s Account, the Charterer shall procure that the Sub-Charterer directs CELSE to pay all amounts due to the Sub-Charterer under and in accordance with the CELSE Charter into the Sub-Charterer Earnings Account and the Charterer shall procure that the Sub-Charterer pays all amounts to the Charterer under the Sub-Charter to the Charterer Earnings Account. Subject to:

(a)	no Termination Event being continuing; and

(b)	the payment by the Sub-Charterer to the Charterer each month to the Charterer Earnings Account of an amount sufficient to cover at least one third (1/3rd) of the Charterhire,

all monies standing to the credit of the Sub-Charterer Earnings Account shall be freely available to the Sub-Charterer.

23.2	On each Payment Date the Charterer shall apply moneys deposited in the Charterer Earnings Account:

(a)	firstly, to the Owner’s Account towards payment of the applicable amount of Charterhire due to the Owner on that Payment Date; and

(b)	secondly, provided that there are amounts remaining in the Charterer Earnings Account following the application under paragraph (a) above, to the Owner’s Account towards payment of any other amounts due under the Pertinent Documents to which the Charterer is party;

with all remaining moneys standing to the credit of the Charterer Earnings Account, which are moneys over and above (i) one month after the last Payment Date, one third (1/3rd) of the next Charterhire, (ii) two months after the last Payment Date, two thirds (2/3rds) of the next Charterhire and (iii) on each Payment Date, the amounts listed in paragraphs (a) and (b) above, being freely available to the Charterer on or immediately after the date each month on which payment from the Sub-Charterer Earnings Account of an amount sufficient to cover at least one third (1/3rd) of the Charterhire has been received and/or the Payment Date for transfer at its discretion provided that after the occurrence of a Termination Event, which is continuing, the provisions of Clause 23.3 shall apply.

23.3	Upon the occurrence of a Termination Event that is continuing, the Owner shall be entitled to instruct the Account Bank to transfer, without prior notice or consent of the Charterer, the proceeds out of the Charterer Earnings Account and apply them pursuant to the Pertinent Documents to pay all sums then due and payable by the Relevant Persons to the Owner.

24.	Cancellation

24.1	If:

(a)	the Vessel is not delivered to the Owner under the MOA by 1 January 2019 (or such later date as the Owner and the Original Owner and the Charterer may agree) (the “Cancelling Date”); or

(b)	it becomes unlawful for the Original Owner or the Owner to perform or comply with any or all of their obligations under the MOA or any of the obligations of the Original Owner or the Owner under the MOA are not or cease to be, legal, valid, binding and enforceable; or

(c)	the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason,

this Bareboat Charter shall immediately terminate and be cancelled without the need for either of the Owner or the Charterer to take any action whatsoever, provided that if such termination occurs as a result of the Original Owner’s default or breach of obligations under the MOA, which are not directly caused by an act or omission of the Owner:

(i)	the Owner shall (provided that the reason for termination under this Clause 24 is not directly and solely due to an act or omission of the Owner) be entitled to retain all fees paid by the Charterer pursuant to Clause 31.1 (and, without prejudice to Clause 31.1, if such fees have not been paid, the Charterer shall forthwith pay such fees to the Owner in accordance with Clause 31.1); and

(ii)	the Charterer shall pay such amounts (excluding any amounts retained or paid pursuant to paragraph (i) above) to the Owner in respect of any and all Losses (including Break Costs, if any) duly documented and suffered or incurred by or imposed on the Owner arising from funding, or making arrangements to fund, the Owner’s purchase of the Vessel under the MOA but not purchased by reason of any of the events specified in paragraphs (a) to (c) above, and such payments shall not be construed as a penalty, but shall represent an agreed estimate of the loss and damage suffered by the Owner in entering into this Bareboat Charter upon the terms and conditions contained herein and shall therefore be paid as compensation to the Owner.

25.	Quiet Enjoyment

25.1	Provided that the Charterer does not breach any terms of this Bareboat Charter, and provided that the Sub-Charterer does not breach any terms of the Sub-Charter, the Owner hereby agrees not to disturb or interfere with the Charterer’s or the Sub-Charterer’s lawful use, possession and quiet enjoyment of the Vessel during the Charter Period.

25.2	On or prior to the delivery of the Vessel under the CELSE Charter, the Owner undertakes to duly execute and deliver to the Charterer, the Sub-Charterer, CELSE and the Offshore Collateral Agent the Quiet Enjoyment Agreement.

26.	Charterhire

26.1	On or prior to the Delivery Date, the Charterer shall pay to the Owner the Initial Charterhire.

26.2	Throughout the Charter Period and subject to the terms of this Clause 26, other than the Initial Charterhire which shall be paid in advance, the Charterer shall pay to the Owner in arrears the Charterhire in respect of the charter of the Vessel on each Payment Date.

26.3	Other than the Initial Charterhire, each quarterly Charterhire payment will be calculated as an amount equal to the sum of:

(a)	the aggregate of the Daily Hire payable in respect of the Payment Period immediately preceding and ending on the relevant Payment Date;

(b)	an amount of interest on the Outstanding Capital Balance for that Payment Date, calculated on the basis of an interest rate being the percentage rate per annum equal to the aggregate of the:

(i)	applicable LIBOR; and

(ii)	Margin,

with that interest being calculated by reference to the actual number of days elapsed and accruing from and including the first day of each Payment Period to but excluding the last day of such Payment Period.

26.4	If the Vessel, for any reason, becomes a Total Loss after Delivery, the Charterer shall pay the Termination Sum to the Owner on the earlier of:

(a)	the date falling 75 days after such Total Loss has occurred; and

(b)	3 Business Days after the date of receipt by the Owner or the Finance Parties (in accordance with the terms of the loss payable clause) of the proceeds of insurance relating to such Total Loss,

provided that any insurance proceeds in respect of the Vessel received by the Owner shall be applied in or towards discharge of the Charterer’s obligation to pay the Termination Sum and any interest accrued thereon (which shall be deemed satisfaction of the Charterer’s obligation to pay the Termination Sum to the extent satisfied) and in the event that the insurance proceeds received from the insurer exceed the Termination Sum due and any interest accrued thereon, any excess shall be firstly paid towards satisfying any amounts outstanding and owing by the Charterer and thereafter paid to the Charterer by way of rebate of hire. For the avoidance of doubt:

(a)	payment of Charterhire, and all other sums payable hereunder, including the applicable Purchase Obligation Price or Purchase Option Price, during such period shall be made by the Charterer until receipt of the insurance proceeds by the Owner (or the Finance Parties as assignee); and

(b)	should the insurance proceeds received from the insurer be less than the amount of the Termination Sum together with any interest accrued thereon, the Charterer shall remain obliged to pay to the Owner the balance so that the full amount of the Termination Sum due together with any interest accrued thereon are received by the Owner.

26.5	For the purpose of this Bareboat Charter, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual loss of the Vessel, on the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, on the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner with the insurers in which the insurers agree to treat the Vessel as a total loss;

(c)	in the case of any expropriation, confiscation, requisition or acquisition of the Vessel whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is redelivered within 30 days to the full control of the Owner or the Charterer, on the date on which the expropriation, confiscation, requisition or, as the case may be, the acquisition of the Vessel is completed by delivery of the Vessel to the relevant government or official authority or the person or persons claiming to be or to represent the relevant government or official authority; and

(d)	in the case of any arrest, condemnation, capture, seizure or detention of the Vessel (including any hijacking or theft but excluding any event specified in paragraph (b) of the definition of Total Loss), unless it is redelivered within thirty (30) days to the full control of the Owner or the Charterer, on the date falling on the expiration of such thirtieth (30th) day.

26.6	The Charterer shall procure that any Earnings due to it are paid into the Charterer Earnings Account, and shall procure, and shall direct that the Sub-Charterer procures, that CELSE pays all amounts due to the Sub-Charterer under the CELSE Charter or any Acceptable Replacement Charter, and any other Earnings received by the Sub-Charterer, into the Sub-Charterer Earnings Account and the Charterer shall pay all Charterhire and other amounts due to the Owner under this Bareboat Charter and any other Pertinent Document to the Owner’s account as follows (the “Owner’s Account”):

Account name:	[***]

Account number:	[***]

Bank:	[***]

Bank address:	[***]

SWIFTcode:	[***]

26.7	All stamp duty or other transfer taxes, value added tax or other sales tax, withholding or other taxes and import and export duties and all other similar types of charges which may be levied or assessed on or in connection with:

(a)	the operation of this Bareboat Charter, in respect of the Charterhire and all other payments to be made pursuant to this Bareboat Charter and the remittance thereof to the Owner; and

(b)	the import, export, purchase, delivery and re-delivery of the Vessel,

shall be borne by the Charterer. The Charterer shall pay, if applicable, value added tax and other similar tax levied on any Charterhire and other payments payable under this Bareboat Charter by addition to, and at the time of payment of, such amounts.

26.8	Time of payment of Charterhire and other payments shall be of the essence of this Bareboat Charter.

26.9	Any payment under this Bareboat Charter which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same month (if there is one) or the preceding Business Day (if there is not).

26.10	The Vessel shall not at any time be deemed off-hire and the Charterer’s obligation to pay all Charterhire and other amounts payable in this Bareboat Charter shall be paid in Dollars and shall be absolutely and unconditionally payable under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever.

26.11	Subject to clause 26.12, if the Charterer fails to make any payment due under this Bareboat Charter on the due date, it shall pay interest on such late payment at the default rate of LIBOR plus 5% per annum for the period from and including the date on which such payment became due until (but excluding) the date of payment thereof.

26.12	If the Charterer fails to pay the Termination Sum due under this Bareboat Charter on the due date, it shall pay interest on such late payment at the default rate of 8% per annum for the period from and including the date on which such payment became due until (but excluding) the date of payment thereof.

26.13	All default interest and any other payments under this Bareboat Charter which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and 360 days per year.

26.14	All payments of Charterhire and any moneys payable hereunder shall be made in Dollars.

27.	Possession of Vessel

27.1	The Charterer shall not, without the prior written consent of the Owner, assign, mortgage or pledge the Vessel or any interest therein and shall not permit the creation of any Security Interest thereon other than Permitted Security Interests or such Security Interest as approved by the Owner.

27.2	The Charterer shall promptly notify any party (as the Owner may request) that the Vessel is the property of the Owner and the Charterer shall provide satisfactory evidence of such notification.

27.3	The Charterer shall not permit the Vessel to be seized or taken out of its possession or control under any distress, execution or other legal process but if the Vessel is so seized or taken, the Charterer shall promptly give written notice thereof to the Owner and shall indemnify the Owner against all losses, costs or charges incurred by the Owner by reason thereof in re-taking possession or otherwise in re-acquiring the Vessel.

28.	Insurance

28.1       The Charterer shall procure that such insurances are effected in form and substance satisfactory to the Owner:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, on an agreed value basis at least the greater of (i) the Market Value; and (ii) 120% of the Outstanding Capital Balance;

(c)	in the case of oil pollution liability risks for the Vessel, for an aggregate amount equal to the highest level of cover from time to time available under protection and indemnity club entry and in the international marine insurance market currently in an amount of not less than $1,000,000,000;

(d)	in relation to protection and indemnity risks in respect of the full tank capacity of the Vessel, with an independent and reputable protection and indemnity club member acceptable to the Owner (for the avoidance of doubt, Gard are acceptable) and to include the highest obtainable pollution risks cover;

(e)	if required by the Finance Parties, in relation to:

(i)	mortgagee’s interest insurance (MII) to be taken out in favour of the Finance Parties; and

(ii)	where the Vessel is trading into the waters of the United States of America or any other jurisdiction which in the future introduces unlimited liability regimes, a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties, in each case in such amount equal to at least 120% of the Outstanding Capital Balance, on competitive terms and subject to well recognised insurance conditions;

(f)	on terms acceptable to the Owner and the Finance Parties and such terms shall be approved by the Owner if they are customarily arranged by a prudent owner of FSRUs of the same type and age as the Vessel;

(g)	through approved brokers and with first class international insurers and/or underwriters with a minimum credit rating of BBB+ or its equivalent by at least one of Standard and Poor’s, Moody’s or Fitch, notified to, and approved by, the Owner or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations; and

(h)	an innocent owner’s insurance in relation to the Vessel’s hull insurances in an amount, together in aggregate with the MII covered amount (if applicable), equal to at least one hundred and twenty per cent. (120%) of the Outstanding Capital Balance.

28.2	In addition to the terms set out in Clause 9, to the extent required and acceptable to the relevant insurers and protection and indemnity club, the Charterer shall procure that the obligatory insurances shall:

(a)	subject always to Clause 28.2(b), name the Owner and the Charterer as the only named assureds unless the interest of every other named assured or co-assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that they have incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against them); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries they are entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against them, and every other named assured or co-assured which is a member of the Golar Group has undertaken in writing to the Owner (in such form as they reasonably require) that any deductible shall be apportioned between the Charterer and every other named assured or co-assured in proportion to the gross claims made or paid by each of them and that they shall do all things necessary and provide all documents, evidence and information to enable the Owner in accordance with the terms of the loss payable clause, to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Finance Parties require:

(i)	in respect of fire and other usual marine risks and war risks name (or be amended to name) the same as additional named assured for their rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Finance Parties, but without the Finance Parties thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance; and

(ii)	in relation to protection and indemnity risks, name (or be amended to name) the same as additional insured or co-assured for their rights and interests to the extent permissible under the relevant P&I club rules;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Owner and/or the Finance Parties (as applicable) shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Owner or the Finance Parties;

(e)	provide that the Owner and/or the Finance Parties may make proof of loss if the Charterer fails to do so; and

(f)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Finance Parties, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective with respect to the Finance Parties for 14 days (or 7 days in the case of war risks) after receipt by the Finance Parties of prior written notice from the insurers of such cancellation, change or lapse.

28.3	The Charterer shall:

(a)	at least 10 days prior to Delivery (or such lesser period agreed by the parties), notify the Owner (copied to the Finance Parties) of the terms and conditions of all Insurances;

(b)	at least 14 days before the expiry of any obligatory insurance notify the Owner (copied to the Finance Parties) of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Charterer propose to renew that obligatory insurance and of the proposed terms of renewal and obtain the Owner’s approval to such matters;

(c)	at least 7 days before the expiry of any obligatory insurance, procure that such obligatory insurance is renewed or to be renewed on its expiry date in accordance with the provisions of this Bareboat Charter;

(d)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal or the effective date of the new insurance and P&I cover notify the Owner (copied to the Finance Parties) in writing of the terms and conditions of the renewal; and

(e)	as soon as practicable after the expiry of any obligatory insurance, deliver to the Owner a letter of undertaking as required by this Bareboat Charter in respect of such Insurances for the Vessel as renewed pursuant to Clause 28.3(c) together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Owner and/or the Finance Parties, provided that in the event the cover is less protective than terms customary for FSRUs of the same type and age as the Vessel and the Owner and/or the Finance Parties require any amendment to the terms of any obligatory insurances, the Charterer shall procure that such amendment is effected promptly at its own cost;

28.4	The Charterer shall ensure that all insurance companies and/or underwriters, and/or (if any) insurance brokers provide the Owner with all policies relating to the obligatory insurances which it is to effect or renew and a letter or letters of undertaking in the standard market form and including undertakings by the insurance companies and/or underwriters that:

(a)	it will have endorsed on each policy, immediately upon issuance, a loss payable clause and a notice of assignment complying with the provisions of this Bareboat Charter, the Security Documents and, as the case may be, the Finance Documents;

(b)	it will hold the benefit of such policies and such insurances, to the order of the Owner and/or the Finance Parties and/or such other party in accordance with the said loss payable clause;

(c)	it will advise the Owner and the Finance Parties promptly of any material change to the terms of the obligatory insurances of which it is aware;

(d)	it will notify the Owner and the Finance Parties not less than 5 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Charterer and, in the event of it receiving instructions to renew, it will promptly notify the Owner and the Finance Parties of the terms of the instructions; and

(e)	if any of the obligatory insurances forms part of any fleet cover, the Charterer shall use reasonable efforts to procure that the insurance broker(s), or leading insurer, as the case may be, undertakes to the Finance Parties that it will not set off against any sum recoverable in respect of a claim relating to the Vessel under such obligatory insurances any premiums due in respect of any Other Vessels under any fleet cover of which the Vessel forms a part or any premium due for other insurances, it waive any lien on the policies, or any sums received under them, which it might have in respect of such premiums, and it will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Owner and/or the Finance Parties and where practicable.

28.5	The Charterer shall ensure that any protection and indemnity and/or war risks associations in which the Vessel is entered provide the Owner and the Finance Parties with:

(a)	a copy of the certificate of entry for the Vessel as soon as such certificate of entry is issued;

(b)	a letter or letters of undertaking in such form as may be required by the Owner and the Finance Parties or in such association’s standard form; and

(c)	a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Vessel;

28.6	The Charterer shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed;

28.7	The Charterer shall procure that all premiums or other sums payable in respect of the obligatory insurances are punctually paid and produce all relevant receipts when so required by the Owner;

28.8	The Charterer shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect;

28.9	The Charterer shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the Charterer shall procure that all necessary actions are taken and all requirements are complied with which may from time to time be applicable to the obligatory insurances, and (without limiting the obligations contained in this Clause) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Owner has not given its prior approval (unless such exclusions or qualifications are made in accordance with the rules of a protection and indemnity association which is a member of the International Group of Protection and Indemnity Associations);

(b)	the Charterer shall not make or permit any changes relating to the classification or classification society or manager or operator of the Vessel unless such changes have first been approved by the underwriters of the obligatory insurances or the Owner;

(c)	the Charterer shall procure that all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Vessel is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) are made and the Charterer shall promptly provide the Owner with all necessary information, including websites and access passwords, to access electronic copies of such declarations and certificate of financial responsibility; and

(d)	the Charterer shall not employ the Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify;

28.10	The Charterer shall not make or agree to any material alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance without the prior written consent of the Owner and the Finance Parties, such consent not to be unreasonably withheld or delayed;

28.11	The Charterer shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Owner to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

28.12	The Charterer shall provide the Owner upon written request (which request, without prejudice to Clause 28.13(b), will be reasonably made in the case of Clause 28.12(d)), copies of all material written communications between the Owner or, as the case may be, the Charterer and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the first class international insurers and/or underwriters, which relate directly or indirectly to:

(i)	the Charterer’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Charterer and any of the persons referred to in Clauses 28.12(a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(d)	any material communication with all parties involved in case of a claim under any of the Vessel’s insurances.

28.13	The Charterer shall promptly provide the Owner (or any persons which it may designate) with:

(a)	any material information which the Owner (or any such designated person) requests for the purpose of:

(i)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(ii)	effecting, maintaining or renewing any such insurances as are referred to in Clause 9 or dealing with or considering any matters relating to any such insurances;

(b)	copies of any communication between all parties involved in case of a claim under any of the Vessel’s insurances exceeding the Major Casualty amount; and

(c)	prior to a Termination Event which is continuing, a yearly report of any claim under any of the Vessel’s insurances which does not exceed the Major Casualty amount and after the occurrence of a Termination Event which is continuing, a copy of any communication between all parties in case of a claim under any of the Vessel’s insurances.

28.14	If one or more of the obligatory insurances are not effected and maintained with first class international insurers or are effected with an insurance or captive subsidiary of the Owner or the Charterer, then the Charterer shall procure, at its own expense, that the relevant insurers maintain in full force and effect facultative reinsurances with reinsurers and through brokers, in each case, of recognised standing and acceptable in all respects to the Owner. Any reinsurance policy shall include, if and when permitted by law, a cut-through clause in a form acceptable to the Owner. The Charterer shall procure that underwriters of the primary insurances assign each reinsurance to the Owner or as the case may be the Finance Parties in full, if required.

28.15	The Charterer shall upon demand fully indemnify the Owner in respect of all premiums and other expenses which are incurred by it or the Finance Parties in connection with or with a view to effecting, maintaining or renewing a mortgagee’s interest insurance (MII) in respect of the Vessel, in such amount equal to at least 120% of the Outstanding Capital Balance and on such terms, through such insurers and generally in such manner as the Owner (acting on the instructions of the Finance Parties) may consider appropriate. The Owner shall use its reasonable endeavours to ensure such premium shall be at market price and shall be previously agreed by the Charterer (acting reasonably).

28.16	The Charterer shall be solely responsible for and shall indemnify the Owner in respect of all loss or damage to the Vessel (insofar as the Owner shall not be reimbursed by the proceeds of any insurance in respect thereof) however caused occurring at any time or times before physical possession thereof is retaken by the Owner except that such Charterer’s responsibility and indemnification obligation do not apply to:

(a)	reasonable wear and tear to the Vessel; or

(b)	loss or damage which has occurred as a direct result of the Owner preventing a payment under the insurances to be used to repair the Vessel.

28.17	The Charterer shall:

(a)	if so requested by the Owner, but at the expense of the Charterer (provided such costs are reasonable), furnish the Owner once a year (or, after a Termination Event has occurred and is continuing, as many times per year as the Owner may reasonably request) with a detailed report signed by an independent firm of marine insurance brokers appointed by the Owner dealing with the Insurances and stating the opinion of such firm as to the adequacy of the Insurances;

(b)	reimburse the Owner, within 3 Business Days of demand, any expenses incurred by the Owner in obtaining the reports described in Clause 28.17(a); and

(c)	procure that delivery to the insurance brokers of all described in Clause 28.17(a) such information in relation to the Insurances as such brokers may require.

29.	Warranties Relating to Vessel

29.1	It is expressly agreed and acknowledged that:

(a)	the Owner is not the manufacturer or original supplier of the Vessel;

(b)	the Vessel has been purchased by the Owner under the MOA for hire to the Charterer; and

(c)	no condition, term, warranty or representation of any kind is or has been given by or on behalf of the Owner in respect of the Vessel (or any part thereof).

29.2	All conditions, terms or warranties express or implied by the law relating to the specifications, quality, description, merchantability or fitness for any purpose of the Vessel (or any part thereof) or otherwise are hereby expressly excluded.

29.3	The Charterer agrees and acknowledges that the Owner shall not be liable for any claim, loss, damage, expense or other liability of any kind or nature caused directly or indirectly by the Vessel or by any inadequacy thereof or the use or performance thereof or any repairs thereto or servicing thereof and the Charterer shall not by reason thereof be released from any liability to pay any hire or other payment due under this Bareboat Charter.

30.	Termination and Redelivery

30.1	Upon termination of this Bareboat Charter pursuant to Clause 34.2, the Charterer shall pay the Owner the Termination Sum as referred to in Clause 34.5 and it is hereby agreed by the parties hereto that payment of the Termination Sum shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owner in entering into this Bareboat Charter upon the terms and conditions contained herein and shall therefore be paid as compensation to the Owner.

30.2	Upon receipt of the Termination Sum in full by the Owner pursuant to Clause 30.1, the Owner shall transfer the title of the Vessel to the Charterer (or an entity nominated by the Charterer), and any such costs incurred by the Owner in transferring title to the Charterer shall be for the account of the Charterer.

30.3	Upon receipt of the Termination Sum by the Owner in full, this Bareboat Charter shall terminate.

30.4	If the Charterer fails to make any payment of the Termination Sum on the due date, Clauses 26.12 and 26.13 shall apply.

30.5	Without prejudice to the Owner’s rights in respect of a Termination Event pursuant to Clauses 30.1 and 34.2, on natural expiration of this Bareboat Charter and if the Charterer fails to exercise the purchase obligation under Clause 38, the Charterer shall, solely at the election of the Owner, redeliver the Vessel to the Owner in accordance with Clause 30.6 and shall ensure that it has fulfilled its obligations under this Bareboat Charter and made payment of all Charterhire and all other moneys pursuant to the terms of this Bareboat Charter.

30.6	The Charterer shall ensure that the Vessel shall, on redelivery to the Owner under this Bareboat Charter:

(a)	be in an equivalent class as it was as at the Delivery Date without any recommendation or condition, and with valid, unextended certificates for not less than six (6) months;

(b)	have passed its 5-year special survey and subsequent second intermediate survey and drydock as and when the same where due at the Charterer’s time and expense without any condition or outstanding issue and to the satisfaction of the Classification Society;

(c)	have its survey cycles up to date and trading and class certificate valid for at least six (6) months;

(d)	be redelivered to the Owner together with all spare parts and spare equipment as were on board at the time of Delivery. The Charterer shall notify the Owner in writing at least five (5) Business Days prior to the scheduled redelivery date of the Vessel of any additional spares and equipment on board. To the extent that such additional spares and equipment are not spares and equipment replacing existing spares and equipment, the Owner shall have the option to pay for such additional spares and equipment provided that if the Owner does not exercise such option, the Charterer shall, at the Charterer’s cost, remove such additional spares and equipment; and

(e)	be free of any cargo and Security Interest (save for the Security Interests granted pursuant to the Security Documents and the Finance Documents).

30.7	The Owner shall, at the time of the redelivery of the Vessel, take over all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the Vessel, and the amount for those items, calculated in accordance with the last invoices relating to the relevant items rendered to the Charterer, will be set off against any amounts owing by the Charterer to the Owner or paid for by the Owner.

31.	Fees and Expenses

31.1	In consideration of the Owner entering into this Bareboat Charter, the Charterer shall pay the Owner or its nominee a setup fee as set out in the Fee Letter.

31.2	Without prejudice to any other rights of the Owner hereunder, the Charterer shall promptly pay to the Owner on written demand on a full indemnity basis all reasonable and documented costs, charges and expenses incurred by the Owner in collecting any Charterhire or other payments not paid on the due date under this Bareboat Charter and in remedying any other failure of the Charterer to observe the terms and conditions of this Bareboat Charter (including for the avoidance of doubt and without limitation any reasonable and documented pass-through costs arising from the Finance Documents and the Pertinent Documents).

31.3	All reasonable and documented costs (including, but not limited to, legal costs) incurred by the Owner in the negotiation and execution of all documentation in relation to this Bareboat Charter and all legal costs incurred by the Owner’s and Finance Parties’ legal counsels in connection with drafting, reviewing and negotiating the documentation in relation to the Owner’s financial arrangements with the Finance Parties shall be for the account of the Charterer.

31.4	All reasonable and documented costs incurred by the Owner in relation to the registration of the Vessel in the Owner’s name in the Flag State together with any and all fees (including but not limited to any vessel registration and tonnage fees) payable by the Owner to the Flag State to maintain and/or renew such registration shall be for the account of the Charterer. Without prejudice to the foregoing, if the Flag State requires the Owner to establish a physical presence or office in the jurisdiction of the Flag State, all fees, costs and expenses payable by the Owner to establish and maintain such physical presence or office shall be for the account of the Charterer.

31.5	All reasonable and documented costs incurred by the Owner or the Finance Parties in defending against any environmental or pollution claims concerning the Vessel and any other costs and expenses incurred by the Owner arising from the performance of the Charterer under the Charter, shall be for the account of the Charterer.

31.6	All costs incurred by the Owner in relation to the financing of the Vessel, including any refinancing costs, shall be for the account of the Charterer.

32.	No Waiver of Rights

32.1	No neglect, delay or indulgence on the part of either party in enforcing the terms and conditions of this Bareboat Charter shall prejudice the strict rights of that party or be construed as a waiver thereof nor shall any single or partial exercise of any right of either party preclude any other or further exercise thereof.

32.2	No right or remedy conferred upon either party by this Bareboat Charter shall be exclusive of any other right or remedy provided for herein or by law and all such rights and remedies shall be cumulative.

33.	Notices

Communications in writing

33.1	Any notice, certificate, demand or other communication to be served, given, made, or sent under or in relation to this Bareboat Charter shall be in English and in writing and (without prejudice to any other valid method or giving, making, or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post, fax or by email to the following respective addresses:

Addresses

33.2	The address, fax number and email address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Bareboat Charter are those identified below, or any substitute address, fax number, email address or department or officer as the relevant party may notify to the other party by not less than 5 Business Days’ notice:

(A)	to the Owner:	CCB Financial Leasing Corporation Limited

Ship leasing Department

11th Floor, Building 4

ChangAnXingRong Center

No.1 Naoshikou Street, XiCheng District,

Beijing,100031

People’s Republic of China

Attention: Carrie Zhang

Fax: +86-10-66275749

Email: zhangwenjuan@ccbleasing.com

(B)	to the Charterer:	c/o Golar Management Ltd

6th floor, The Zig Zag

70 Victoria Street

London

SW1E 6SQ

Attention: Brian Tienzo

Fax: +44 (0)207 063 7901

Email: brian.tienzo@golar.com

Delivery

33.3	Any communication or document made or delivered by one party to the other party under or in connection with this Bareboat Charter will only be effective:

(a)	if by way of fax, when received in legible form;

(b)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of email, if it complies with the provisions of Clauses 33.4 and 33.5;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2, if addressed to that department or officer.

Electronic communication

33.4	Any electronic communication made by one party to another party under this Bareboat Charter will be effective when it is sent by the sender party unless the sender party receives a message indicating failed delivery.

33.5	A party to this Bareboat Charter shall notify the other party promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until that party has notified the other party that the failure has been remedied, all notices between the parties shall be sent by fax or letter in accordance with this Clause 33.

34.	Termination Events

34.1	The Owner and the Charterer hereby agree that any of the following events shall constitute a Termination Event:

(a)	the Charterer fails to make any payment within five (5) Business Days of its due date under this Bareboat Charter or any Relevant Person fails to make any payment within five (5) Business Days of its due date under its relevant Pertinent Documents following demand made to the Charterer; or

(b)	the Charterer breaches or omits to observe or perform its undertaking in Clauses 36.1(j), 36.1(m), 36.1(n) or 36.1(o) or any Relevant Person breaches or omits to observe or perform its undertakings in any relevant Pertinent Document; or the Charterer fails to obtain and/or maintain the Insurances required under Clause 28 in accordance with the provisions thereof or any insurer in respect of such Insurances cancels the Insurances or disclaims liability with respect thereto; or

(c)	(subject to any applicable grace period specified in this Bareboat Charter or any Pertinent Document) the Charterer and/or any Relevant Person commits any other breach of, or omits to observe or perform, any of its other obligations or undertakings in this Bareboat Charter or any Pertinent Document (other than a breach referred to in paragraph (a) or (b) above) unless such breach or omission is in the reasonable opinion of the Owner, remediable and the Charterer and/or the relevant Relevant Person remedies such breach or omission to the satisfaction of the Owner within 30 days of notice thereof from the Owner. For the avoidance of doubt, failure to provide any document or information requested under Clause 28 within the period contemplated therein shall constitute a remediable breach for the purposes of this Clause 34.1(c), provided that the insurance and P&I cover of the Vessel are uninterrupted and the terms of such cover comply with Clause 28; or

(d)	(subject to any applicable grace period specified in this Bareboat Charter or any Pertinent Document) any breach by either the Charterer or any Relevant Person of any provision of this Bareboat Charter or a Pertinent Document (other than a breach falling within paragraphs (a), (b) or (c)) occurs; or

(e)	any representation or warranty made by the Charterer and/or any Relevant Person in or pursuant to this Bareboat Charter or any Pertinent Document or the Acceptance Certificate proves to be untrue or misleading when it is made and which materially adversely affects on the obligations of the Charterer under this Bareboat Charter or the obligations of any Relevant Person under the relevant Pertinent Documents; or

(f)	any of the following occurs in relation to any Financial Indebtedness of any Relevant Person (provided that “any Financial Indebtedness” referred to in this Clause shall mean any such Financial Indebtedness exceeding $10,000,000 (or its equivalent in any other currency):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand after any applicable grace period has expired; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable prior to its stated maturity date as a consequence of any event of default and not as a consequence of the exercise of any voluntary right of prepayment; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available as a result of any event of default; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest (except for arrests resulting from a claim that is frivolous or vexatious or an abuse of the process of court), sequestration or distress which is not discharged within thirty (30) days; or

(iii)	any administrative or other receiver is appointed over all or a substantial part of the assets of a Relevant Person unless as part of a solvent reorganisation which has been approved by the Owner; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business; or

(v)	a petition is presented in any jurisdiction pertinent to a Relevant Person for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition (i) is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition or (ii) can be demonstrated to the reasonable satisfaction of the Owner (by the provision of any opinion of leading counsel) that such action is frivolous, vexatious or an abuse of the process of court or relates to a claim to which a Relevant Person has a good defence and which is being vigorously contested by such Relevant Person; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) of Clause 34.1(g); or

(viii)	in a country other than England and Wales, any event occurs or any procedure is commenced which, in the reasonable opinion of the Owner, is similar to any of the foregoing referred to in paragraphs (ii) to (vii) of Clause 34.1(g) inclusive; or

(h)	a Relevant Person ceases carrying on its business without the prior written consent of the Owner; or

(i)	any consent necessary to enable the Charterer to operate or charter the Vessel or to enable it to comply with any provision of this Bareboat Charter or to ensure that the obligations of the Charterer are legal, valid, binding or enforceable is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled and such event has a materially adverse effect on the Charterer’s ability to perform its obligations under this Bareboat Charter; or

(j)	if it is or becomes unlawful for:

(i)	the Charterer to perform or comply with any or all of its obligations under any Pertinent Document to which it is a party or any of the obligations of the Charterer under any Pertinent Document to which it is a party are not or cease to be legal, valid, binding and enforceable; or

(ii)	any Relevant Person to perform or comply with any or all of its obligations under any Pertinent Document to which it is a party or any of the obligations of any Relevant Person under any Pertinent Document to which it is a party are not or cease to be legal, valid, binding and enforceable; or

(k)	any other event occurs or any other circumstances arise or develop which:

(i)	changes the financial situation of any Relevant Person; or

(ii)	results in an Environmental Incident, accident or other event involving the Vessel,

and has a material adverse effect on:

(iii)	the Charterer’s or any Relevant Person’s ability to discharge its respective liabilities as they fall due under any Pertinent Document which they are a party; or

(iv)	the validity or enforceability of any Pertinent Document or any Security Interest provided in connection with this Bareboat Charter; or

(l)	this Bareboat Charter, any Project Document, any Pertinent Document or any Security Interest created by a Pertinent Document:

(i)	is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason or no longer constitutes valid, binding and enforceable obligations of any party to that document for any reason whatsoever; or

(ii)	is materially amended or varied without the prior written consent of the Owner, which consent will not be unreasonably withheld or delayed, except for any amendment or variation which is expressly permitted by this Bareboat Charter or any other relevant Pertinent Document, provided that, in the case of paragraph (i) above, no Termination Event shall be deemed to have occurred if an Acceptable Replacement Charter is entered into by the Sub-Charterer within seventy five (75) days of the date of any such cancellation, termination, rescission or suspension of the CELSE Charter or of its failure to remain valid, binding and enforceable; or

(m)	a Relevant Person rescinds or purports to rescind or repudiates or purports to repudiate a Pertinent Document; or

(n)	it has become:

(i)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(ii)	contrary to, or inconsistent with, any new regulation,

for the Owner to maintain or give effect to any of its obligations under this Bareboat Charter in the manner contemplated by this Bareboat Charter; or

(o)	any Security Document to which any Relevant Person is a party does not create in favour of the Owner the Security Interests which it is expressed to created and with the ranking and priority it is expressed to have as a result of any act or omission of any Relevant Person; or

(p)	the Security Interests constituted by a Security Document is in any way imperilled or in jeopardy; or

(q)	any Guarantor other than Golar Power fails to remain listed on the Nasdaq or any other internationally recognised exchanges; or

(r)	the Vessel is arrested or detained (other than for reasons solely attributable to the Owner) or if a distress or execution is levied or enforced upon or sued out against all or any substantial part of the property or assets of a Relevant Person and such arrest or detention is not discharged within ninety (90) days after such arrest or detention; or

(s)	failure by a Relevant Person to pay final judgment debt; or

(t)	if the condition of the Vessel is not in compliance with the terms of the Insurances; or

(u)	the Charterer fails to comply with all Applicable Laws in relation to the Vessel, the Charter and any Pertinent Document, including the ISM Code, the ISPS Code, MARPOL Protocol, all Environmental Laws, applicable international standards and the laws of the Vessel’s registry, which failure is not cured within thirty (30) of the occurrence of that failure;

(v)	a Change of Control occurs; or

(w)	any condition subsequent required under Clause 3.7 is not satisfied within the required timeframe, and is not deferred or waived (with or without conditions) in writing by the Owner in its absolute discretion.

34.2	Upon the occurrence of a Termination Event which is continuing, the Owner shall be entitled, by notice to the Charterer, to terminate this Bareboat Charter at any time, and the Charterer shall pay to the Owner within five (5) Business Days of the date of demand set out in such notice, the Termination Sum; and the Charterer shall be required, on the designated termination date as set out in such notice, to redeliver, at the cost and expense of the Charterer, the Vessel to the Owner in accordance with Clause 30.6.

34.3	For the avoidance of doubt, notwithstanding any action taken by the Owner following a Termination Event, the Charterer shall remain liable for the outstanding obligations on its part to be performed under this Bareboat Charter.

34.4	Without limiting the generality of the foregoing or any other rights of the Owner, upon the occurrence of an Termination Event which is continuing, the Owner shall have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to or pertaining to the Vessel and this Bareboat Charter and (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to this Bareboat Charter, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies.

34.5	If this Bareboat Charter is to be terminated as result of a Termination Event of the Charterer or Charterer’s failure to fulfil the purchase obligation pursuant to Clause 38, the Charterer shall pay the Owner the Termination Sum without subtracting any Charterhire, including the Initial Charterhire, that has been paid.

35.	Representations and Warranties

35.1	On the dates referred to in Clauses 35.2 and 35.3, the Charterer represents and warrants to the Owner as follows:

(a)	it is duly incorporated and validly existing under the laws of the Marshall Islands;

(b)	the Sub-Charterer and LNG Power are duly incorporated and validly existing under the laws of England;

(c)	Golar Power is duly incorporated and validly existing under the laws of Bermuda;

(d)	Golar LNG is duly incorporated and validly existing under the laws of Bermuda;

(e)	neither the Charterer, the Sub-Charterer, nor any Guarantor, Manager, the Operator, or CELSE is a Restricted Person, or is in any way identified, either specifically or by reference, on any applicable Sanctions List issued by a Sanctions Authority;

(f)	neither the Charterer, the Sub-Charterer nor any Guarantor, Manager, the Operator, or CELSE employs any officer which is a Restricted Person;

(g)	it and the other Relevant Persons have the corporate capacity, and have taken all corporate action and obtained all consents necessary for them:

(i)	to execute this Bareboat Charter and the Pertinent Documents to which they are a party;

(ii)	to make all the payments contemplated by, and to comply with, this Bareboat Charter and the MOA, if it is a party to it and the other Pertinent Documents to which it or they are a party;

(h)	all the consents referred to in Clause 35.1(g) remain in force and nothing has occurred which makes it or the other Relevant Persons liable to revocation;

(i)	subject to Legal Reservations, this Bareboat Charter and the Pertinent Documents to which it or any other Relevant Person is a party each constitutes their legal, valid and binding obligations enforceable against them in accordance with their respective terms subject to the Legal Reservations and any relevant insolvency laws affecting creditors’ rights generally;

(j)	subject to Legal Reservations, no third party has any Security Interest, other than the Permitted Security Interests or Security Interests to which the Owner has consented, or any other interest, right or claim over, in or in relation to any of this Bareboat Charter or the Vessel or any moneys payable hereunder and/or the other Pertinent Documents to which they are a party;

(k)	except for those disclosed, no legal or administrative action involving it or any other Relevant Person has been commenced or taken which would reasonably likely to be adversely determined or, to the best of its knowledge, is likely to be commenced or taken which if so adversely determined might reasonably be expected to result in a material adverse effect on their ability to perform their obligations under this Bareboat Charter or a Pertinent Document to which they are a party to;

(l)	it and the other Relevant Persons have paid all taxes applicable to, or imposed on or in relation to them, their business or the Vessel, except for those being contested in good faith with adequate reserves or which if unpaid would not materially and adversely affect their ability to perform their obligations under this Bareboat Charter or a Pertinent Document to which they are a party to;

(m)	subject to the Legal Reservations, the choice by the Charterer of English law to govern this Bareboat Charter and the agreement by the Charterer to refer disputes to English courts in accordance with Clause 42 are valid and binding;

(n)	neither the Charterer nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(o)	the obligations of the Charterer under this Bareboat Charter are the direct, general and unconditional obligations of the Charterer and rank at least pari passu with all other present and future unsecured and unsubordinated creditors of the Charterer save for any obligation which is mandatorily preferred by law and not by virtue of any contract; and

(p)	no Termination Event has occurred which is continuing on the date of this Bareboat Charter.

35.2	All of the representations and warranties in this Clause 35 (other than those at Clause 35.1(a) to 35.1(d) inclusive and (m)) are made by the Charterer on the date of this Agreement and on the Delivery Date.

35.3	All of the representations and warranties set out in Clause 35.1(a) to 35.1(d) inclusive, and (m) are made by the Charterer on the date of this Agreement, the Delivery Date and on each Payment Date.

36.	Charterer’s Undertakings

36.1	The Charterer undertakes that, at all times during the Charter Period, it will comply, and will where specified below, procure compliance by the other Relevant Persons with the following undertakings as applicable:

(a)	there shall be sent to the Owner:

(i)	as soon as possible, but in no event later than 120 days after the end of the relevant fiscal period of the Guarantor the audited consolidated annual financial reports of each Guarantor prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial reports;

(ii)	as soon as possible, but in no event later than 90 days after the relevant fiscal period of the Charterer and each other Relevant Person, each of the Charterer’s and other Relevant Persons’ unaudited quarterly financial statements prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial reports, certified as to their correctness by the chief financial officer of the Guarantor (as applicable);

(iii)	if requested by the Owner but no more than once a year, copies of the Vessel’s operating accounts and employment status together with details of any emergency involving the Vessel;

(iv)	by the end of January 2019, the Budget for the remainder of the then current financial year and not less than sixty (60) days prior to the end of that financial year and each of its subsequent financial years the Budget for the next financial year;

(b)	they will provide to the Owner, at the same time as they are despatched, copies of all notices and minutes relating to any of their extraordinary shareholders’ meeting which are despatched to the Charterer’s shareholders or creditors or any class of them;

(c)	they will provide the Owner with details of any material legal or administrative action involving them or the Vessel as soon as such action is instituted or it becomes apparent to the Charterer or any other Relevant Person that it is likely to be instituted, to the extent that if adversely determined is reasonably likely to have a material adverse effect on the ability of the Charterer or any other Relevant Person to perform their obligations under this Bareboat Charter or any Pertinent Document to which they are a party;

(d)	they will obtain and promptly renew or procure the obtainment or renewal of, from time to time, any necessary consent or approval of any other regulatory body or authority for the transactions contemplated under this Bareboat Charter (including without limitation to charter and operate the Vessel);

(e)	they will not create, assume or permit to exist any Security Interest of any kind upon the Vessel other than Permitted Security Interests;

(f)	they will:

(i)	at their own cost, do all that they reasonably can to ensure that any Pertinent Document to which they are a party validly creates the obligations and the Security Interests which it purports to create; and

(ii)	without limiting the generality of paragraph (i), at their own cost, promptly register, file, record or enrol any Pertinent Document to which they are a party with any court or authority in all relevant jurisdictions, pay any stamp, registration or similar tax in all relevant jurisdictions in respect of any Pertinent Document, give any notice or take any other step which, is or has become necessary or desirable for any such Pertinent Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates;

(g)	they will notify the Owner as soon as they become aware of:

(i)	the occurrence of a Potential Termination Event;

(ii)	any matter which indicates that a Termination Event may have occurred;

(iii)	the occurrence of any material breach under the Sub-Charter by the Charterer or the Sub-Charterer; or

(iv)	the occurrence of any material breach under the CELSE Charter by the Sub-Charterer or CELSE,

and will keep the Owner fully up-to-date with all developments and will, if so requested by the Owner, provide any such certificate signed by a director on behalf of the Charterer, confirming that there exists no Potential Termination Event or Termination Event;

(h)	they will provide the Owner with half yearly operating reports in respect of the Vessel, including details of the Vessel’s up-time, down-time and any off-hire or reductions in hire under the CELSE Charter;

(i)	they will, as soon as practicable after receiving the request, provide the Owner with any additional financial or other information relating:

(i)	to themselves and/or the Vessel (including, but not limited to the condition and location of the Vessel); or

(ii)	to any other matter relevant to, or to any provision of this Bareboat Charter or any other Pertinent Document;

which may be reasonably requested by the Owner and/or the Finance Parties at any time;

(j)	comply, or procure compliance with all Applicable Laws relating to the Vessel and its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, MARPOL Protocol, all Environmental Laws, applicable international standards and the laws of the Vessel’s registry provided that any noncompliance shall not materially adversely affect the obligations of the Charterer or other Relevant Party under this Bareboat Charter or any other Pertinent Document;

(k)	pay all taxes applicable to, or imposed on or in relation to them, their business or the Vessel, except for those being contested in good faith with adequate reserves or which if unpaid would not materially and adversely affect their ability to perform their obligations under this Bareboat Charter or a Pertinent Document to which they are a party;

(l)	promptly, upon becoming aware of any material litigation, arbitration or administrative proceedings of which the Charterer or any other Relevant Person is or is likely to be a party, notify the Owner;

(m)	the Vessel shall be classed with the Classification Society and shall be free of all overdue recommendations and requirements;

(n)	save as expressly provided in Clauses 7.8 and 7.9, the Classification or Flag State of the Vessel shall not be changed or altered in anyway;

(o)	except with the Owner’s prior written consent, they will not and will procure that the Relevant Persons will not enter into any form of merger, sub-division, amalgamation or other reorganisation or change of beneficial ownership;

(p)	at the cost of the Charterer, the Market Value of the Vessel will be tested on the 12 month anniversary of the Delivery Date and on each 12 month anniversary thereafter throughout the Charter Period, provided that at any number of times during the Charter Period the Owner may obtain an additional valuation of the Vessel by an Approved Valuer at the cost of the Owner prior to the occurrence of a Termination Event which is continuing and at the cost of the Charterer after the occurrence of a Termination Event which is continuing, provided that such valuations obtained by the Owner shall not materially and adversely interfere with the operations of the Vessel;

(q)	that the Market Value of the Vessel shall at all times be no less than the Value Maintenance Ratio; and if upon testing the Market Value of the Vessel in accordance with paragraph (p) above, the Market Value is less than the Value Maintenance Ratio the Charterer shall within fifteen (15) Business Days of demand by the Owner:

(i)	pay to any account nominated by the Owner, an amount as a deposit as will ensure that the Market Value of the Vessel is not less than the Value Maintenance Ratio, which payment shall be deemed for the purposes of calculating the Value Maintenance Ratio to reduce the then Outstanding Capital Balance by the amount of such payment received; or

(ii)	provide additional security in favour of the Owner acceptable to the Owner,

provided that in the event that upon a subsequent Market Value test of the Vessel the Market Value of the Vessel is greater than the Value Maintenance Ratio, then the Owner shall release to the Charterer an amount of any deposit or security referred to in this paragraph (q) to the extent of such excess and the Outstanding Capital Balance shall be adjusted back accordingly;

(r)	they will notify the Owner immediately of:

(i)	any Environmental Claim made against the Charterer or in connection with the Vessel, or any Environmental Incident, arrest or detention of the Vessel, any exercise or purported exercise of any lien on that Vessel or its Earnings or any requisition of that Vessel for hire;

(ii)	any damage to the Vessel in excess of USD13,000,000;

(iii)	any alteration in excess of USD13,000,000 of the Vessel; and

(iv)	any casualty or occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become, a Major Casualty;

(s)	there will be no Change of Control;

(t)	they shall ensure that no substantial change is made to the general nature of the business of the Charterer and any other Relevant Person from that carried on at the date of this Bareboat Charter;

(u)	the Charterer and each other Relevant Person shall not:

(i)	amend, replace or supplement its constitutional documents in any manner which would be inconsistent with the provisions of any Pertinent Document; or

(ii)	change its financial year; or

(iii)	enter into any transaction except on ordinary commercial terms and on the basis of arm’s-length arrangements;

(v)	in relation to the Charterer only, maintain in the Deposit and Reserves Account at all times a minimum cash balance of not less than 15% of the Charterhire due and payable in the following quarter; surplus cash balance, if any, standing in credit in the Deposit and Reserves Account may only be released to the Charterer on a monthly basis;

(w)	the Vessel shall be employed at all times throughout the Charter Period under, and in accordance with the terms of, the Sub-Charter, the CELSE Charter or, as the case may be, any Acceptable Replacement Charter, provided in respect of any Acceptable Replacement Charter that it is entered into by the Charterer within seventy five (75) days of the date of termination of the CELSE Charter;

(x)	the Vessel shall not be employed in any manner which is contrary to any Sanctions;

(y)	that:

(i)	in performing its obligations under this Bareboat Charter Agreement and the Sub-Charter, the Charterer and the Sub-Charterer shall not do any act or thing that contravenes, circumvents or knowingly facilitates a contravention of Sanctions; and

(ii)	in performing its obligations under this Agreement the Charterer and the Sub-Charterer have in place adequate and effective:

(A)	sanctions compliance policies and procedures; and

(B)	screening processes to identify individuals and/or entities sanctioned under applicable Sanctions and undertake to inform the Owner of the appearance of the Charterer, the Sub-Charterer, CELSE, or other charterer under any Acceptable Replacement Charter, on a recognised Sanctions List;

(z)	the Charterer shall not incur any Financial Indebtedness other than:

(i)	Financial Indebtedness contemplated by this Bareboat Charter; and

(ii)	Financial Indebtedness pursuant to the Intragroup Loans, provided that such Financial Indebtedness shall be subordinated to the Pertinent Documents pursuant to the terms of the Subordination Deed:

(A)	in respect of Golar Power, as of the date of this Bareboat Charter; and

(B)	in respect of any other member of the Golar LNG Group, where the Financial Indebtedness granted by that member is in an amount equal to or greater than $8,000,000 (on a cumulative basis) or where such Financial Indebtedness results in the aggregate amount of Financial Indebtedness from members of the Golar LNG Group to the Charterer at such time being equal to or greater than $15,000,000; and

(aa)	the Charterer shall promptly notify the Owner of the occurrence of any CELSE Event and the Charterer shall elect to either:

(i)

(A)	within 30 days of the CELSE Event occurring, deposit an amount equal to fifteen per cent. (15%) of the Purchase Price into the Deposit and Reserves Account; and

(B)	within 90 days of the CELSE Event occurring, deposit a further ten (10%) of the Purchase Price into the Deposit and Reserves Account; and

(C)	within 180 days of the CELSE Event occurring, deposit a further

(D)	five (5%) of the Purchase Price into the Deposit and Reserves Account; or

(ii)

(A)	within 30 days of the CELSE Event occurring, pay to any account nominated by the Owner, an amount equal to fifteen per cent. (15%) of the Purchase Price; and

(B)	within 90 days of the CELSE Event occurring, pay to any account nominated by the Owner, an amount equal to a further ten (10%) of the Purchase Price; and

(C)	within 180 days of the CELSE Event occurring, pay to any account nominated by the Owner, an amount equal to a further five (5%) of the Purchase Price,

and which payments shall be deemed to reduce the then Outstanding Capital Balance by the relevant amount and in which event the Owner may replace Schedule VI updated accordingly,

provided that, in the event the CELSE Event ceases to be continuing by the date 180 days after the occurrence of the CELSE Event, then any amounts deposited shall be released to the Charterer (subject to the prior written consent of the Owner) in accordance with this paragraph.

36.2	To the extent required by the Guarantors, the Owner will provide to the Guarantors (a) a copy of its audited financial statement for the relevant financial period and (b) a copy of its unaudited quarterly financial statement, as soon as possible, in the former case no later than 60 days after the end of the relevant fiscal period of the Owner and in the latter case within 7 days after the end of the relevant fiscal period of the Owner, at the expense of the Guarantors.

36.3	The Owner acknowledges that the Charterer may be subject to an MLP and consents to such MLP on the following conditions:

(a)	following the transfer and replacement referred to in paragraph (b) below, the Owner’s rights and interest under this Bareboat Charter will not be adversely affected;

(b)	the Owner will be provided with a transferred guarantee from Golar MLP and a replacement Charterer Share Charge by the applicable Parent after such MLP in form and substance satisfactory to it which transferred guarantee shall include provision of financial information in line with the Guarantor’s obligations under the Guarantee and the following financial covenants:

(i)	The Guarantor shall ensure that at all times during the Security Period:

(A)	its Tangible Net Worth shall be equal to or greater than $124,000,000;

(B)	its Free Liquid Assets shall total at least $30,000,000; and

(C)	On any financial quarter end date, the ratio of Net Debt to EBITDA of the Golar MLP Group for the previous 12 months, on a trailing four quarter basis, shall be no greater than 6.50:1.

(ii)	In this Guarantee:

“Cash Equivalents” means:

(A)	deposits with first class international banks the maturity of which does not exceed 12 months;

(B)	tradeable bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and

(C)	any other instrument approved by the Owner.

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Golar MLP Group before taxation for such period:

(A)	adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(B)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(C)	after adding back depreciation and amortisation charged which relates to such period;

(D)	adjusted to exclude any exceptional or extraordinary costs or income; and

(E)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts.

“Free Liquid Assets” means cash or Cash Equivalents freely available for use by the Guarantor and/or any other Group Member for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents similar to that in clause 36.3(b)(i) notwithstanding any Security Interest, right of setoff or agreement with any other party, where:

(A)	the value of Cash Equivalents shall be deemed to be their quoted price, as at any date of determination, on any recognised exchange (being an exchange recognised and approved by the Owner) on which the same are listed or any dealing facility through which the same are generally traded; and

(B)	any cash or Cash Equivalents denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Account Bank as at any date of determination.

“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis for the Golar MLP Group) of:

(A)	the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Golar MLP Group by way of Interest on all Financial Indebtedness, but excluding any amount accruing as interest in-kind (and not as cash payment) to the extent capitalised as principal during such period; and

(B)	net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements).

“Interest Receivable” means, in respect of any period, the amount of Interest accrued on cash balances of the Golar MLP Group (including the amount of interest accrued on the Accounts, to the extent that the account holder is entitled to receive such interest) during such period.

“Net Debt” means, on a consolidated basis, an amount equal to Total Indebtedness minus Free Liquid Assets and cash deposits restricted under the terms of such debt, as evidenced by the consolidated balance sheet for the Golar MLP Group from time to time.

“Tangible Net Worth” means, for the Golar MLP Group (on a consolidated basis), the total value of stockholder’s equity determined in accordance with GAAP as shown on the consolidated balance sheet contained in the most recent audited annual financial statements and quarterly financial statements of the Golar MLP Group delivered pursuant to clause 36.1 of the Bareboat Charter.

“Total Indebtedness” means the aggregate debt and capital lease obligations (as such terms are defined in GAAP and presented in the consolidated balance sheet for the Group from time to time) as demonstrated by the audited annual financial statements and quarterly financial statements of the Group delivered pursuant to clause 36.1 of the Bareboat Charter including negative mark-to-market valuations of any Treasury Transactions (after reducing those negative mark-to market valuations by netting them with any positive mark-to-market valuations of Treasury Transactions entered into with the same derivative counterparty) and any transactions which might have the effect of commercial borrowing under GAAP.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

(c)	no further change to the ownership of the Charterer is permitted during the remaining Charter Period; and

(d)	the change of ownership of the Charterer is permitted under the terms of the CELSE Charter and the Sub-Charter and the CELSE Charter and the Sub-Charter continue in full force and effect and unamended.

36.4	As a pre-condition for the Owner’s agreement to release the existing Charterer Share Charge and allow the transfer of the existing Guarantee to Golar MLP, the Charterer shall procure that the matters referred to in Clause 36.3(b) are satisfied.

37.	Purchase Options

37.1	The Charterer has the option to purchase the Vessel and to terminate this Bareboat Charter on any Purchase Option Date, provided that:

(a)	no Termination Event has occurred and is continuing, and no other event has occurred, which with the giving of notice and/or lapse of time would, if not remedied, constitute a Termination Event;

(b)	the Charterer shall serve the Owner with at least three (3) months’ prior written notice, which shall notify the Owner of its intention to exercise its purchase option and terminate this Bareboat Charter pursuant to this Clause 37.1 and shall specify the intended Purchase Option Date; and

(c)	on or before the intended Purchase Option Date, pay to the Owner the applicable Purchase Option Price and all other amounts outstanding at such time.

37.2	In the event that the Charterer exercises the option to purchase the Vessel from the Owner in accordance with Clause 37.1 and has fully satisfied its obligations under the said Clause 37.1, the Owner shall transfer to the Charterer (or its nominee) all of the Owner’s rights, title and interests in and to the Vessel on the basis of “as is-where is” with any mortgage created pursuant to a Pertinent Document fully discharged and free from other Permitted Security Interests created by the Owner. All registration, reasonable legal or other expenses whatsoever incurred in transferring the title from the Owner to the Charterer (or its nominee) shall be payable by the Charterer immediately upon demand by the Owner.

37.3	Both the Owner and the Charterer agree to use the form of vessel purchase agreement set out in Schedule V of this Bareboat Charter for the transfer as described in Clause 37.2 above.

38.	Purchase Obligation

38.1	If:

(a)	no purchase option pursuant to Clause 37 has been exercised during the Charter Period, on the last day of the Charter Period, the Charterer shall be obligated to purchase the Vessel from the Owner at the Purchase Obligation Price; or

(b)	in the event that the Charterer does not make any or all of the deposits or repayments as referred to under and in accordance with Clause 36.1(aa), the Owner may notify that it requires the Charterer to purchase the Vessel from the Owner at the Purchase Obligation Price; or

and, in each case, upon the Charterer paying the Purchase Obligation Price and all other amounts outstanding irrevocably, unconditionally and in full at such time, the Owner shall transfer to the Charterer (or its nominee) all of the Owner’s rights, title and interests in and to the Vessel on the basis of “as is-where is” with any mortgage created pursuant to a Finance Document fully discharged and free from other Permitted Security Interests created by the Owner and without any recourse to, or representation or warranty from the Owner. All registration, reasonable legal or other expenses whatsoever incurred in transferring the title from the Owner to the Charterer (or its nominee) shall be for the Charterer’s account.

38.2	Both the Owner and the Charterer agree to use the form of vessel purchase agreement set out in Schedule V of this Bareboat Charter for the transfer as described in Clause 38.1 above.

39.	General Indemnities

39.1	The Charterer shall pay such amounts to the Owner in respect of any and all Losses duly documented and suffered or incurred by or imposed on the Owner arising from this Bareboat Charter and any other Pertinent Document or in connection with:

(a)	the condition, testing design and manufacture of the Vessel;

(b)	the possession, performance, control, registration, repair, survey, insurance, maintenance, manufacture, purchase, export, import, ownership, classification, leasing, sub-leasing, management, manning, provision of bunkers and lubricating oils, dry-docking, repair, replacement, refurbishment, modification, overhaul, return or storage of the Vessel;

(c)	the loss of or damage to the Vessel or otherwise in connection with the Vessel, or relating to loss or destruction of, or damage to, any property, or death or injury of, or other loss suffered by, any person relating to any of these matters;

(d)	the costs related to the prevention, attempted prevention, or release of liens, arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of or requisition, use, operation or delivery, redelivery, non-delivery, sale or disposal of the Vessel or any part of it;

(e)	claims which may be made on the ground that any design, article or material in the Vessel or the operation or use of such design, article or material constitutes an infringement of patent, trademark, copyright or other intellectual property right or any other right;

(f)	any reflagging, deletion and/or registration of the Vessel by the Owner which may be required following the occurrence of a continuing Termination Event; or

(g)	any breach or violation by the Charterer, any other Relevant Person, a Manager, the Operator or CELSE (including its employees, officers, agents, sub-contractors and representatives) of any applicable Sanctions, in each case whether prior to, during or after termination of the leasing of this Bareboat Charter and whether or not the Vessel is in the possession or the control of the Charterer or otherwise, unless such claims, expenses, liabilities, losses and fees are caused by the gross negligence or wilful misconduct of the Owner. Without prejudice to its generality, this Clause covers any Losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, the MARPOL Protocol, any Environmental Claim, Environmental Law or any Sanctions.

39.2	Notwithstanding anything to the contrary herein (but subject and without prejudice to Clause 24) and without prejudice to any right to damages or other claim which the Charterer may have at any time against the Owner under this Bareboat Charter, the indemnities provided by the Charterer in favour of the Owner shall continue in full force and effect notwithstanding any breach of the terms of this Bareboat Charter or termination of this Bareboat Charter pursuant to the terms hereof or termination of this Bareboat Charter by the Owner.

40.	No Set-Off or Tax Deduction

40.1	All Charterhire and any payment made from the Charterer to enable the Owner to pay all amounts under a Pertinent Document shall be paid punctually:

(a)	in full without any form of set-off, cross-claim or condition and in the case of Charterhire, without previous demand and for the account of the Owner; and

(b)	free and clear of any Tax Deduction or withholding unless required by law.

40.2	Without prejudice to Clause 40.1, if the Owner is required by law to make a Tax Deduction from any payment:

(a)	the Owner shall notify the Charterer as soon as they becomes aware of the requirement; and

(b)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Owner receive and retain (free from any liability relating to the Tax Deduction) a net amount which, after the Tax Deduction, is equal to the full amount which they would otherwise have received.

40.3	If any sum due from a Relevant Person under this Bareboat Charter or other Pertinent Document to the Owner (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against any Relevant Person; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Charterer shall indemnify the relevant Indemnitee against all Losses arising out of, or as a result of, the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the relevant Indemnitee at the time of its receipt of that Sum.

40.4	The Charterer waives any right it may have in any jurisdiction to pay any amount under this Bareboat Charter or other Pertinent Document in a currency or currency unit other than that in which it is expressed to be payable in this Bareboat Charter.

40.5	The Charterer shall, within five (5) Business Days of demand by the Owner, pay to the Owner an amount equal to the loss, liability or cost which the Owner or its direct or indirect parent determines will be or has been (directly or indirectly) suffered for or on account of tax by the Owner or its direct or indirect parent (a “Tax Indemnitee”) in respect of this Bareboat Charter and any other Pertinent Document. This Clause 40.5 shall not apply:

(a)	in which that Tax Indemnitee is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Owner is treated as resident for tax purposes if that tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Tax Indemnitee; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 41.

41.	Increased Costs

Increased Costs

41.1	The Charterer shall promptly pay to the relevant Indemnitee the amount of any Increased Costs incurred by such Indemnitee as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(b)	compliance with any law or regulation,

in each case, made, enacted or imposed after the date of this Bareboat Charter, including, without limitation, any law or regulation that implements or applies Basel III or CRD IV.

41.2	In this Bareboat Charter, “Increased Costs” means:

(a)	a reduction in the rate of return from the transactions contemplated by the Finance Documents or on that Indemnitee’s overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Indemnitee);

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by an Indemnitee to the extent that it is attributable to that Indemnitee having agreed to finance or refinance the Vessel or in performing its obligations under the Finance Documents.

Increased Costs exclusions

41.3	Clauses 41.1 and 41.2 do not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction to be made by the Charterer or a tax imposed on a Finance Party or any payment made by the Owner to a Finance Party;

(b)	compensated for by Clause 40.2;

(c)	attributable to the wilful breach by the relevant Indemnitee of any law or regulation; or

(d)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the relevant Finance Party or any of its subsidiaries or any of its affiliates) which are being applied by the relevant Finance Party or any of its subsidiaries or any of its affiliates as at the date of this Bareboat Charter; or

(e)	attributable to the implementation or application of or compliance with the “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010 (“Basel III”) or the rules for global systemically important banks contained in “Global systemically important banks; assessment methodology and the additional loss absorbency requirements - Rules text” published by the Basel Committee in November, 2011 or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, the relevant Finance Party or any of its subsidiaries or any of its affiliates) which are being applied by the relevant Finance Party or any of its subsidiaries or any of its affiliates as at the date of this Bareboat Charter.

For the avoidance of doubt, the exceptions set out in paragraphs (a) to (e) above shall not apply to any Increased Cost arising directly as a consequence of:

(i)	the introduction of, or any change in, or in the interpretation, administration or application (in each case by a governmental entity or any other relevant regulatory authority) of, any law or regulation arising after the date of this Bareboat Charter;

(ii)	any change to the approach adopted by any Finance Party or any of its subsidiaries or any of its affiliates in compliance with Basel II and Basel III as at the date of this Bareboat Charter made at the request of any Government Agency or any other relevant regulatory authority arising after the date of this Bareboat Charter.

Payment of Increased Costs, indemnity sum or termination

41.4	The Owner shall procure that, if an Indemnitee or a Tax Indemnitee wishes to make a claim pursuant to Clause 40.5 or Clause 41.1, it shall notify the Owner in writing of the event giving rise to the claim. The Owner shall then promptly notify the Charterer.

41.5	Upon receipt of the Owner’s notification, the Charterer shall notify the Owner of its intention to either:

(a)	pay by means of an adjustment to the Charterhire, the amount which the Owner notifies the Charterer that the relevant Indemnitee or Tax Indemnitee has determined is necessary to compensate it for the Increased Cost or indemnity sum; or

(b)	terminate the chartering of the Vessel under this Bareboat Charter, in each case, either immediately or at a future specified date prior to the latest date permitted by such law or regulation.

41.6	If the Charterer elects to terminate the chartering of the Vessel under this Bareboat Charter, the provisions of Clause 38 shall apply.

42.	Governing Law and Jurisdiction

42.1	This Bareboat Charter and any non-contractual obligations arising under or in connection with it, shall be governed by and construed in accordance with English law.

42.2	The courts of England shall have exclusive jurisdiction to settle any Dispute.

42.3	The Charterer irrevocably appoints Golar Management Ltd whose registered office is at 6th Floor, The Zig Zag, 70 Victoria Street, London SW1E 6SQ, United Kingdom to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

42.4	The Owner irrevocably appoints China Construction Bank (London) Limited whose registered office is at 111 Old Broad Street, London EC2N 1AP, United Kingdom to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

42.5	Nothing in this Clause 42 shall exclude or limit any right which the Owner may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

42.6	In this Clause 42, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Bareboat Charter (including a dispute relating to the existence, validity or termination of this Bareboat Charter) or any non-contractual obligation arising out of or in connection with this Bareboat Charter.

42.7	The Charterer waive any rights of sovereign immunity which it or any of its properties may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to its obligations under this Bareboat Charter.

42.8	Unless expressly provided to the contrary in this Bareboat Charter for the benefit of a Finance Party or another Indemnitee, a person who is not a party to this Bareboat Charter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Bareboat Charter.

42.9	This Bareboat Charter and each Pertinent Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Bareboat Charter or that Pertinent Document, as the case may be.

43.	FATCA

Defined terms

43.1	For the purposes of this Clause 43, the following terms shall have the following meanings:

“Code” means the United States Internal Revenue Code of 1986, as amended;

“FATCA” means:

(a)	sections 1471 through 1474 of the Code and any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under the this Bareboat Charter or the Pertinent Documents required by or under FATCA;

“FATCA Exempt Party” means a Relevant Party that it is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA Non-Exempt Party” means any Relevant Party who is not a FATCA Exempt Party;

“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government;

“Relevant Party” means any of the parties to this Bareboat Charter and the Pertinent Documents;

FATCA Information

43.2	Subject to Clause 43.4 below, each Relevant Party shall, on the date of this Bareboat Charter, and thereafter within 5 Business Days of a reasonable request by another Relevant Party:

(a)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party;

(b)	supply to the requesting party (with a copy to all other Relevant Parties) such forms, documentation and other information relating to its status under FATCA as the requesting party reasonably requests for the purpose of the requesting party’s compliance with FATCA; and

(c)	supply to the requesting party (with a copy to all other Relevant Parties) such forms, documentation and other information relating to its status as the requesting party reasonably requests for the purpose of the requesting party’s compliance with any other law, regulation, or exchange of information regime.

43.3	If a Relevant Party confirms to any other Relevant Party pursuant to Clause 43.2(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other Relevant Parties reasonably promptly.

43.4	Nothing in this Clause 43.4 shall oblige any Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality.

43.5	If a Relevant Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with the provisions of this Bareboat Charter or the provided information is insufficient under FATCA, then, such Relevant Party shall be treated for the purposes of the Bareboat Charter and the Pertinent Documents (and payments made thereunder) as if it is not a FATCA Exempt Party until such time as the Relevant Party in question provides the requested confirmation, forms, documentation or other information.

FATCA Deduction

43.6	Each Relevant Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Relevant Party shall be required to increase any payment in respect of which it makes such FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

43.7	Each Relevant Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or basis of such FATCA Deduction) notify each other Relevant Party.

FATCA Mitigation

43.8	Notwithstanding any other provision to this Bareboat Charter, if a FATCA Deduction is or will be required to be made by any party under Clause 43.6 and 43.7 in respect of a payment to the Owner as a result of the Owner not being a FATCA Exempt Party, the Owner may either:

(a)	transfer its entire interest in the Charter to an affiliate in the United States of America, or

(b)	nominate a transferee owner who upon becoming an owner under this Bareboat Charter would be a FATCA Exempt Party, by notice in writing to the Charterer specifying the terms of the proposed transfer, and cause such transferee owner to purchase the Vessel.

44.	Change to the Calculation of Interest

44.1	If no Screen Rate is available for LIBOR for the relevant Payment Period, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to that payment Period.

44.2	If no Screen Rate is available for LIBOR for:

(a)	the currency of the Charterhire; or

(b)	the relevant Payment Period and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as 11.00 a.m. on the Quotation Day and for a period equal in length to the relevant Payment Period.

45.	Market Disruption

Market disruption

45.1	If before close of business in London on the Quotation Day for the relevant Payment Period the Owner notifies the Charterer that the cost to it of funding the purchase of the Vessel to the Charterer pursuant to this Bareboat Charter from whatever comparable source it may reasonably select would be in excess of LIBOR then Clauses 45.2 to 45.5 shall apply to that Payment Period.

Cost of funds

45.2	If Clauses 45.2 to 45.5 apply, the rate of interest for the relevant Payment Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Charterer by the Owner as soon as practicable and in any event within five (5) Business Days of the first day of that Payment Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Payment Period), to be that which expresses as a percentage rate per annum the cost to the Owner of funding the provision of the Vessel to the Charterer from whatever source it may reasonably select.

45.3	If Clauses 45.2 to 45.5 apply and the Owner or the Charterer so require, the Owner and the Charterer shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

45.4	Any alternative basis agreed pursuant to Clause 45.3 above shall be binding on the Owner and the Charterer.

45.5	If Clauses 45.2 to 45.5 apply pursuant to Clause 45.1 and:

(a)	the Funding Rate is less than LIBOR; or

(b)	the Owner does not notify a Funding Rate to Charterer by the time specified in Clause 45.2(b) above,

the Funding Rate for the relevant Payment Period shall be deemed, for the purposes of Clause 45.2 above, to be LIBOR.

Schedule I
GENERAL INFORMATION

VESSEL

1.1	Name	Golar Nanook
1.2	Hull Number	2189
1.3	IMO	9655808

CLASSIFICATION

1.4	Classification Society	DNV GL
1.5	Class Notation	✠1A1, Tanker for Liquefied Gas Ship type 2G (Membrane tank, Maximum pressure 70kPaG, Minimum temperature -163℃ and Specific gravity 500kg/m3), NAUTICUS (Newbuilding), E0, BIS, TMON, COAT-PSPC(B), GAS FUELLED, COMF-V(3)C(3), CSA-2, REGAS, Recyclable, BWM-E(s)

HULL DIMENSIONS

2.1	Length, overall	Apprx. 292.5	meters
2.2	Length, between perpendiculars	281	meters
2.3	Breadth, moulded	43.4	meters
2.3	Depth, moulded to upper deck at side	26.6	meters
2.4	Design draft, moulded	11.9	meters
2.5	Summer loaded draft, moulded	12.3	meters
2.6	Scantling draft, moulded	12.9	meters
2.7	Cargo Containment System	GTT Mark-III Membrane
2.8	Minimum Cargo tank capacity (100% at 20°C)	170,000	cubic meters
2.9	Boil Off Rate (full cargo)	0.15	percent/day
2.10	Ballast Tank Capacity	Apprx. 56,000	cubic meters

REGASIFICATION SPECIFICATIONS

Generic 170K FSRU

The Vessel shall have a regasification system with the capability to re-gasify LNG and meet the following key functional requirements (based on SHI standard composition):

•	Maximum send out: 750 MMscf/d

•	Number of trains: 3

•	Turn down ratio of each train: 20% - 100%

•	Gas delivery pressure: 100 bar(g)

•	Gas delivery temperature: minimum 5°C

•	Heating medium: sea water (direct heating)

•	Minimum sea water temperature: 14°C

•	Maximum differential sea water temperature: 7°C

•	Electric Power consumption at maximum send out: 15,992kw

(Only for HP Booster Pump, S.W. Lift Pump, LNG Feed Pump, L/D Comp.)

Schedule II
ACCEPTANCE CERTIFICATE

GOLAR FSRU8 CORPORATION (the “Charterer”) hereby acknowledges that at hours on _____, there was delivered to, and accepted by, the Charterer the Vessel known as m.v. “Golar Nanook”, registered in the name of COMPASS SHIPPING 23 CORPORATION LIMITED (the “Owner”) under Marshall Islands flag with official number 9655808 under a charter dated [●] 2018 (the “Bareboat Charter”) and made between the Owner and the Charterer and that Delivery (as defined in the Bareboat Charter) thereupon took place and that, accordingly, the Vessel is and will be subject to all the terms and conditions contained in the Bareboat Charter.

The Charterer warrants that the representations and warranties made by it in clause 35 of the Bareboat Charter remain correct and that no Termination Event (as defined in the Bareboat Charter) has occurred and is continuing at the date of this Acceptance Certificate.

Name: Title:

for and on behalf of

GOLAR FSRU8 CORPORATION

Dated:

Schedule III
CONDITIONS

Part 1 – CONDITIONS PRECEDENT

The following are the documents referred to in Clause 3.1(d):

1.	A duly executed original of the MOA, this Bareboat Charter, each other Pertinent Document (other than the Sub-Charter) and any notices and acknowledgements required under the terms of the Pertinent Documents.

2.	Originals of all deliverables to be provided under and in accordance with the terms of the Charterer Share Charter and the Sub-Charterer Share Charge.

3.	Copies of the constitutional documents and any certificates of goodstanding of the Charterer, the other Relevant Persons, the Managers and the Operator.

4.	Copies of resolutions of directors and (if required) the shareholders or the internal regulations regarding delegation of authority, as applicable, of the Charterer, the other Relevant Persons, the Managers and the Operator authorising the execution of each of the Pertinent Documents and the Project Documents to which they are a party.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate from a director / officer of each of the Charterer, the other Relevant Persons, the Managers and the Operator confirming that all copies of documents provided under this Schedule III are true copies of such documents.

7.	The original of any power of attorney under which any Pertinent Document is executed on behalf of the Charterer, the other Relevant Persons, the Managers and the Operator (to the extent applicable) and a copy of any power of attorney or other signing authority under which the Quiet Enjoyment Agreement is executed by CELSE.

8.	Copies of all consents which the Charterer and the other Relevant Persons, the Managers and the Operator require to enter into, or make any payment under, or approvals which the Charterer, the Relevant Persons, the Managers and the Operator are required to obtain under, any Pertinent Document and any Project Document.

9.	Evidence that all conditions precedent under the MOA have been satisfied and fulfilled.

10.	Certified copies of all Project Documents and the Sub-Charter.

11.	Evidence that the Vessel is or will be insured on Delivery in accordance with the provisions of this Bareboat Charter and that all insurers have acknowledged or will acknowledge the rights of the Owner in relation to such insurances and an insurance report by an insurance advisor appointed by the Owner (but at the cost of the Charterer).

12.	A copy of the Valuation Certificate.

13.	A copy of the Vessel’s class certificate evidencing that the Vessel is free of all recommendations and requirements.

14.	Evidence of delivery of the Vessel to the Original Owner pursuant to the Shipbuilding Contract.

15.	An original, or in the case of all originals to be retained on board the Vessel, a copy of each document to be provided by the Builder to the Original Owner upon delivery of the Vessel to the Original Owner under the Shipbuilding Contract.

16.	Evidence that the Charterer and the other Relevant Persons have complied with all relevant tax requirements.

17.	Consolidated audited financial statements in respect of the Golar Group as at their respective last financial year.

18.	Favourable legal opinions from lawyers appointed by the Owner on such matters concerning the laws of England, Marshall Islands, Brazil, Bermuda, and Norway and such other relevant jurisdictions as the Owner may require.

19.	Evidence that Golar Management Ltd has accepted its appointment as agent for service of process for the Charterer and the Guarantors under the Pertinent Documents to which they are respectively a party.

20.	Such documentary evidence relating to the Charterer and the Guarantors as the Owner may require to satisfy its “know your customer” regulatory obligations.

21.	If the Owner so requires, in relation to any of the documents referred to above, an English translation of that document with such cost to be borne by the Charterer.

22.	Evidence that all fees, costs and expenses due under the Bareboat Charter and each other Pertinent Document have been paid by the Charterer and the other Relevant Persons.

23.	Evidence that the fees under the Fee Letter have been or will be simultaneously with delivery of the Vessel under this Bareboat Charter, paid.

Part 2

The following are the documents referred to in Clause 3.7:

1.	Evidence that all requirements of the ISM Code and the ISPS Code have been complied with and a copy of the IAPPC, all to be available within ten (10) Business Days after Delivery.

2.	A duly executed original of the Operator Assignment as apostilled by each party thereto which shall replace the Operator Assignment executed on Delivery and which is to be provided no later than five (5) Business Days after Delivery.

3.	An agreed form Portuguese translation of the Operator Assignment to be provided no later than fifteen (15) days after Delivery.

4.	A duly executed original of the Quiet Enjoyment Agreement signed by all parties other than the Owner to be provided on or prior to the delivery of the Vessel under the CELSE Charter.

5.	A favourable legal opinion from Brazilian lawyers appointed by the Owner in respect of CELSE’s entry into the Quiet Enjoyment Agreement to be provided on the date of the Quiet Enjoyment Agreement.

Schedule IV
INDICATIVE FORM OF QUIET ENJOYMENT AGREEMENT

QUIET ENJOYMENT AGREEMENT

This Quiet Enjoyment Agreement (this “Agreement”), dated [●], 201[●] is made and entered into by and among (i) CELSE - Centrais Elétricas de Sergipe S.A., a sociedade anônima duly incorporated in Brazil (together with its successors and permitted assigns, the “Charterer”); (ii) Compass Shipping 23 Corporation Limited, a corporation organized under the laws of the Marshall Islands (together with its successors and permitted assigns, the “Financing Owner”), (iii) Golar Nanook UK Limited, a company duly incorporated in the United Kingdom (together with its successors and permitted assigns, the “Disponent Owner”), (iv) Golar FSRU8 Corporation, a corporation organized under the laws of the Marshall Islands (the “Bareboat Owner”) and (v) Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”), acting as offshore collateral agent on behalf of the Secured Parties (as defined in the Charterer’s Financing Documents) (together with its successors and permitted assigns, the “Collateral Agent”). The Charterer, the Financing Owner, the Disponent Owner, the Collateral Agent and the Bareboat Owner are each a “Party” and together the “Parties”.

Witnesseth:

Whereas, the Disponent Owner and the Bareboat Owner have entered into that certain bareboat charterparty, dated [●] 2018 (the “Bareboat Charter”), which provides for, among other things, the charter of the “Golar Nanook”, a new-build 170,212.8m3 floating storage and regasification unit, identified as hull number HN2189 (the “FSRU”) to the Disponent Owner for a period commencing on the Acceptance Date (as defined in the Charter) and ending on December 31, 2044;

Whereas, the Charterer and the Disponent Owner have entered into that certain Bareboat Charterparty, dated 23 March 2018 (the “Charter”), which provides for, among other things, the charter of the FSRU to the Charterer for a period commencing on the Acceptance Date (as defined in the Charter) and ending on December 31, 2044;

Whereas, the Charterer and Golar Power Latam Servicos Maritimos Ltda., a company duly incorporated in Brazil (together with its successors and permitted assigns, the “Contractor”), have entered into that certain Operation and Services Agreement (the “OSA”) on or about the date of the Charter;

Whereas, the Charterer, Inter-American Investment Corporation, an international organization established by the Agreement Establishing the Inter-American Investment Corporation among its member countries (“IIC”), International Finance Corporation, an international organization established by Articles of Agreement among its member countries (“IFC”), Pentágono S.A. Didstribuidora de Títulos e Valores Mobiliários Avenida das Américas, a financial institution headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, acting as fiduciary agent for the senior debentures holders (the “Fiduciary Agent” and together with IFC and IIC, the “Charterer’s Financiers”), Citibank, as the intercreditor agent, and Credit Suisse AG, a corporation (Aktiengesellschaft) incorporated and organized under the laws of Switzerland, licensed by the Swiss Financial Market Supervisory Authority FINMA as a bank and securities dealer, acting as the policyholder agent, have entered into a Common Terms Agreement and certain financing documents on or about the same day of such Common Terms Agreement (collectively, the “Charterer’s Financing Documents”), pursuant to which the Charterer’s Financiers will finance the development and construction of (i) a combined cycle thermal power plant (the “Plant”) comprised of three combustion turbine generators, three heat recovery steam generators and one steam turbine generator, with a total installed capacity of 1,516 MW, in the City of Barra dos Coqueiros, Sergipe, Brazil, (ii) a 33km transmission line delivering the power output generated from the Plant to the public grid at an existing 500KV substation operated by Companhia Hidrelétrica do São Francisco, (iii) a gas pipeline delivering regasified LNG generated from the FSRU of which the Disponent Owner is the disponent owner and which will be operated by Contractor to the Plant (the “Gas Pipeline”) and (iv) a suction anchor connecting the FSRU to the Gas Pipeline;

Whereas, in connection with the Charterer’s Financing Documents, among others, the Disponent Owner, the Charterer, the Bareboat Owner and the Collateral Agent (on behalf of the Secured Parties) have entered into that certain direct agreement dated 12 April, 2018 in the form provided to the Finance Owner on or about the date hereof (the “Direct Agreement”);

Whereas, the Bareboat Owner and the Financing Owner have entered into the certain sale leaseback arrangement dated [●], pursuant to which the Bareboat Owner has sold to and immediately chartered back from the Financing Owner the FSRU in order to finance the acquisition of the FSRU (the “Finance Charter”);

Whereas, inter alia, the Bareboat Owner, the Disponent Owner and the Contractor and the Financing Owner have entered into certain of the documents listed as the Security Documents under the Finance Charter (collectively together with the Finance Charter, the “FSRU Financing Documents”) which provide for the Financing Owner to have a primary ownership interest in the FSRU and its earnings and any insurance proceeds received by the Bareboat Owner, including an assignment of the Charter, the Direct Agreement and the Contractor’s rights under the OSA and any earnings received by the Contractor (the “Charter and OSA Assignments”).

Now therefore, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1	Interpretation

1.1          Unless otherwise stated, references herein to any Person shall include its successors and permitted assigns and, in the case of any governmental authority, any entity succeeding to its functions and capacities.

1.2          Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Charter.

2	Representations and Warranties

2.1          Each of the Parties hereby represents and warrants to each other Party that:

2.1.1       it is duly organized and validly existing under the laws of its jurisdiction of organization, has full right, power and authority to enter into this Agreement and to carry out and consummate all transactions contemplated by this Agreement;

2.1.2       the execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or constitute a breach of or default on its part under its organizational documents, as amended to the date hereof, or any material indenture, or other material agreement or instrument to which it is a party or by which it or its properties are bound or any material order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties;

2.1.3       subject to the Legal Reservations (as defined below), this Agreement has been duly authorized, executed and delivered by it and constitutes the valid and binding obligation of it enforceable against it in accordance with the terms hereof, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and

2.1.4       all consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for its due execution, delivery and performance of this Agreement have been obtained and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required by it in connection with its execution, delivery or performance of this Agreement.

3	Acknowledgment of Charter and Direct Agreement; Quiet Enjoyment

3.1          Each of the Bareboat Owner and the Financing Owner (i) consents to the execution of the Charter and the Direct Agreement by the Disponent Owner and (ii) acknowledges that it has received a copy of each of the Charter and the Direct Agreement and is familiar with the terms thereof.

3.2          For the duration of the Agreement Period and any extension thereof in accordance with the terms of the Charter, the Financing Owner agrees (subject to the provisions of Clause 3.3) that neither it, nor any other person lawfully claiming through the Financing Owner or under the FSRU Financing Documents, shall (i) diminish, prejudice or otherwise interfere with the Charterer’s rights under the Charter, or otherwise disturb or interfere with the Charterer’s quiet and peaceful possession, use and enjoyment of the FSRU; (ii) initiate any arrest, detention or similar proceedings against the FSRU in any jurisdiction, or exercise any power of sale or other disposal of the FSRU or of foreclosure to which the Financing Owner may be entitled or make any application for the sale of the FSRU or any share therein in any part of the world whether by public auction or private treaty or otherwise; (iii) take possession of, manage, maintain or repair the FSRU, or employ, navigate or lay-up the FSRU; (iv) appoint a receiver in respect of the FSRU; or (v) take any step to wind up, liquidate, place in administration or receivership, the Disponent Owner or commence or continue any analogous proceedings in any jurisdiction. For the avoidance of doubt, no action taken in line with the provisions of Clause 4 will be a breach of this Clause 3.2.

3.3          Notwithstanding Clause 3.2 and in each case subject to Clause 3.5 and Clause 4, (i) if the Bareboat Owner may terminate the Charter pursuant to its terms and neither the Charterer, the Collateral Agent (on behalf of the Secured Parties) nor the Charterer’s Financiers have remedied such default within the period or as otherwise specified in the Direct Agreement, including for the avoidance of doubt, adherence by the Offshore Collateral Agent in the Direct Agreement to a “Qualified Person” having to be consented to by the Financing Owner and confirmed as being “not objectionable to the Contracting Party’s financiers” as stipulated therein, (a “Charterer Default”), the Financing Owner shall be entitled to enforce its security interests (including for the avoidance of doubt its ownership interests) pursuant to the FSRU Financing Documents and (ii) if any third party has initiated arrest proceedings or applications for sale against the FSRU or has pursued Insolvency Proceedings against the Bareboat Owner or the Disponent Owner, the Financing Owner may pursue such proceedings as are reasonably required to protect the rights of the Financing Owner under the FSRU Financing Documents.

3.4          The Financing Owner shall cause any New Owner (as defined below) of the FSRU to accede to this Agreement for the purpose of agreeing to respect the Charterer’s quiet and peaceful possession, use and enjoyment of the FSRU in accordance with the Charter at all times and otherwise to agree to the provisions set forth in this Clause 3. The Bareboat Owner shall cause any of its successors or assigns to accede to this Agreement.

3.5          Notwithstanding anything to the contrary set forth in this Agreement, (i) the Financing Owner agrees that it shall not take any action under this Agreement or otherwise in respect of the FSRU or the Charter or the Bareboat Charter in contravention of the obligations of the Disponent Owner, and the rights of the Collateral Agent, under the Direct Agreement and (ii) the Bareboat Owner agrees that it shall not take any action under this Agreement or otherwise in respect of the FSRU or the Bareboat Charter in contravention of the obligations of the Disponent Owner, and the rights of the Collateral Agent, under the Direct Agreement.

4	Step-In Rights of the Financing Owner

4.1          The Financing Owner agrees that it shall notify the Charterer in the event that the Financing Owner intends to exercise any rights of repossession or otherwise enforce its security rights in respect of the FSRU itself under the FSRU Financing Documents, provided that the Financing Owner shall only exercise such rights as permitted under this Agreement.

4.2          The Charterer acknowledges the terms of the assignment of the Charter, the Direct Agreement and the OSA by the Disponent Owner to the Financing Owner pursuant to the FSRU Financing Documents.

4.3          Further the Charterer acknowledges that, following a notification to the Charterer under Clause 4.1 the Financing Owner shall be entitled to (i) itself step-into the Charter and/or the OSA in the place of the Disponent Owner and/or (ii) transfer the rights, interests and obligations of the Disponent Owner under the Charter and/or the OSA to a third party (a “New Owner”) (the “Step-In Rights”); provided that such transfer shall not disrupt or otherwise adversely affect the Charterer’s right to quiet and peaceful possession, use and enjoyment of the FSRU as provided in Clause 3.2 (i). During and following the exercise of the Step-In Rights the Charterer shall continue to perform its obligations under the Charter and the OSA and be bound by its terms.

4.4          The Financing Owner confirms that, in exercising the Step-In Rights, it shall transfer such rights from the Disponent Owner only to a Person:

4.4.1       That complies with all of Disponent Owner’s credit support obligations set forth in the Charter or alternative obligations to be agreed between the Parties but to be not more onerous than the current requirements set out in Clause 31 of the Charter;

4.4.2       that agrees to perform all of the obligations and liabilities of Disponent Owner under the Charter (including curing any outstanding defaults of Disponent Owner under the Charter, which are capable of being remedied, unless, prior to exercise of the Step-In Rights, Disponent Owner or any other person has cured such defaults or such defaults have been waived by the Charterer) in accordance with its terms;

4.4.3       that is an entity with whom the Charterer may legally do business under the laws applicable to Charterer; and

4.4.4       that is not objectionable to the Collateral Agent or the Charterer based on such Person’s non-compliance with the then-applicable integrity, transparency, anti-terrorism, money-laundering, prohibited payments, “blacklist” policy restrictions and corporate governance guidelines of the Charterer’s Financiers.

4.5          The Charterer agrees to execute all documents, and do all other things reasonably necessary and required by the Financing Owner to give effect to the Step-In Rights. The Bareboat Owner will pay any costs, including legal costs that the Charterer may reasonably incur in giving effect to the Financing Owner’s Step-In Rights.

5	Charterer’s undertaking and acknowledgment

5.1          The Charterer undertakes to the Financing Owner that as soon as reasonably practicable after becoming aware it will notify the Financing Owner in writing of the occurrence of an event under the Charter or the OSA in consequence of which the Charterer is entitled to terminate the Charter and/or the OSA (an “Disponent Owner Default”).

5.2          The Charterer shall not exercise its right to terminate the Charter or the OSA by reason of an Disponent Owner Default without first notifying the Financing Owner in writing of its intention to do so whereupon the Charterer and the Financing Owner shall, if the Financing Owner so notifies the Charterer within fourteen (14) days of the Charterer’s notification, consult for a period not exceeding thirty (30) days from the date of the Financing Owner’s notification with a view to agreeing steps which are within the Financing Owner’s power to cure or remedy (or procure the cure or remedy of) the circumstances which have given rise to the occurrence of the Disponent Owner Default within a period of sixty (60) days from the date of the Charterer’s notification under Clause 5.1. The Charterer shall only exercise its right to terminate the Charter or the OSA if:

5.2.1       the Financing Owner does not within fourteen (14) days as referred to above notify the Charterer of its wish to consult; or

5.2.2       the Financing Owner and the Charterer have not agreed, acting reasonably, on the steps for the Financing Owner to cure the Disponent Owner Default within thirty (30) days from the Financing Owner’s notification; or

5.2.3       the Disponent Owner Default, if remediable, shall not have been cured within the period of sixty (60) days from the date of the Charterer’s notification under Clause 5.1.

6	Notices and Acknowledgements

6.1          The Bareboat Owner hereby notifies the Charterer and the Collateral Agent that, pursuant to a certain Charter and OSA Assignment, it has assigned to the Financing Owner all of its rights, title and interest in and to the Direct Agreement and the Charterer and the Collateral Agent hereby acknowledge that assignment and accept that following a notice of default the Financing Owner will have the right to exercise any of the Bareboat Owner’s rights under the Direct Agreement.

6.2          The Disponent Owner hereby notifies the Charterer and the Collateral Agent that, pursuant to a certain Charter and OSA Assignment, it has assigned to the Financing Owner all of its rights, title and interest in and to the Direct Agreement and the Charterer and the Collateral Agent hereby acknowledge that assignment and accept that following a notice of default the Financing Owner will have the right to exercise any of the Disponent Owner’s rights under the Direct Agreement.

6.3          On or about the date hereof, the Disponent Owner has separately notified the Charterer of its assignment, pursuant to a certain Charter and OSA Assignment, of its rights, title and interest in and to the Charter and the Charterer hereby acknowledges that assignment and accepts that following a notice of default the Financing Owner will have the right to exercise any of the Disponent Owner’s rights under the Charter.

6.4          On or about the date hereof, the Contractor has separately notified the Charterer of its assignment, pursuant to a certain Charter and OSA Assignment, of its rights, title and interest in and to the OSA and the Charterer hereby acknowledges that assignment and accepts that following a notice of default the Financing Owner will have the right to exercise any of the Contractor’s rights under the OSA.

7	Miscellaneous

7.1          No failure on the part of the Charterer, Disponent Owner, the Bareboat Owner, the Financing Owner or the Collateral Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.2          The Financing Owner confirms that it has been duly authorized by the Financing Owner to execute this Agreement on behalf of the Financing Owner and shall notify the Charterer and the Collateral Agent immediately if it is no longer authorized to act as security agent of the Financing Owner and of the identity of any successor security agent.

7.3          This Agreement may be amended or modified only by an instrument in writing signed by the Parties hereto.

7.4          The Parties acknowledge and agree that Charterer may assign its rights under this Agreement in whole or in part to the Collateral Agent and that the Financing Owner may assign its rights under this Agreement in whole or in part to the Financing Owner’s financiers in respect of the FSRU.

7.5          This Agreement shall be binding upon each Party including its successors in title, permitted assigns and permitted transferees.

7.6          This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

7.7          If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired

7.8          Headings appearing herein are used solely for ease of reference and are not intended to affect the interpretation of any provision of this Agreement.

7.9          This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.10        Each Party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement).

7.11        A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

7.12        Any notice or other communication herein required or permitted to be given to either Party shall be sent to such Party’s address set forth below its signature on the signature page hereof. Each notice hereunder shall be in writing and may be personally served or sent by facsimile or nationally recognized overnight courier service, and shall be deemed to have been given when delivered in person and signed for against receipt thereof, or if by courier service and signed for against receipt thereof, or upon receipt of facsimile with acknowledgement thereof.

7.13        This Agreement shall terminate at the same time that the Charter or the Finance Charter terminates or the FSRU becomes an actual, constructive, compromised or agreed total loss.

7.14        Any reference to the Collateral Agent in this Agreement shall be construed as a reference to the Collateral Agent acting as agent for and on behalf of the Secured Parties and in accordance with the terms of the Charterer’s Financing Documents, and in each case acting on instructions given under the Charterer’s Financing Documents.

7.15        For the purposes of this letter, “Legal Reservations” means:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)          the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)          similar principles, rights and defences under the laws of any relevant jurisdiction.

IN WITNESS WHEREOF, each of the undersigned by its officer duly authorized has caused this Agreement to be duly executed and delivered as of the date first written above.

CELSE - CENTRAIS ELÉTRICAS DE SERGIPE S.A.

By:

Name:

Title:

Address for Notices:

COMPASS SHIPPING 23 CORPORATION LIMITED

As Financing Owner

By:

Name:

Title:

Address for Notices:

GOLAR NANOOK UK LIMITED

By:

Name:

Title:

Address for Notices:

GOLAR FSRU8 CORPORATION

By:

Name:

Title:

Address for Notices:

CITIBANK, N.A.

As Collateral Agent

By:

Name:

Title:

Address for Notices:

Citibank, N.A.

Agency & Trust

388 Greenwich Street

New York, NY 10013

Attn: Miriam Molina

Telephone: (212) 816-5576

Email: miriam.molina@citi.com / cts.spag@citi.com

Schedule V
FORM OF VESSEL PURCHASE AGREEMENT

VESSEL PURCHASE AGREEMENT

This memorandum of agreement (this Agreement) is made on the [●] day of [●] 20[●]

BETWEEN

(A)	COMPASS SHIPPING 23 CORPORATION LIMITED, registered in the Marshall Islands whose registered office is situated at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Seller”); and

(B)	GOLAR FSRU8 CORPORATION, registered in the Marshall Islands whose registered office is situated at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Buyer”).

BACKGROUND

Pursuant to clause [38][39] of the Bareboat Charter (as defined below), the Buyer has an [option][obligation] to purchase the Vessel from the Seller at an agreed price. Upon the Buyer exercising such right, the Seller agree to sell the Vessel (as defined below) to the Buyer and the Buyer agrees to purchase the Vessel from the Seller on the Delivery Date (as defined below) in accordance with this Agreement.

1.	DEFINITIONS

1.1	In this Agreement:

“Banking Days” are days on which banks are open both in New York, London and in the place of closing stipulated in Clause 5 (Documentation) [and the People’s Republic of China].

“Bareboat Charter” means the bareboat charter dated on or around the date of this Agreement between the Seller as lessor and the Buyer as lessee.

“Charter Period” has the meaning given to that term under the Bareboat Charter.

“Charterhire” has the meaning given to that term under the Bareboat Charter.

“Class” means the class notation referred to in Clause 2.

“Classification Society” means the society referred in Clause 2.

“Delivery” means the signing and delivery of the Protocol of Delivery and Acceptance in accordance with Clause 5(d).

“Delivery Date” means the date to be determined according to Clause 4.

“Flag State” means [●].

“Parties” means the Seller and the Buyer.

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance in the form set out in Appendix 1.

[“Purchase Obligation Price”] / [“Purchase Option Price”] has the meaning given to that term under the Bareboat Charter.

“Total Loss” has the meaning given to that term under the Bareboat Charter.

2.	SALE OF THE VESSEL

The Seller hereby agree to sell to the Buyer and the Buyer hereby agree to buy the Vessel described below pursuant to the terms and conditions of this Agreement:

Name of vessel: “Golar Nanook”

IMO Number: [●]

Classification Society: [●]

Class Notation: [●]

Year of Build: [●]

Builder/Yard: [●]

Flag: [●]

Place of Registration: [●] GT/NT: [●]/[●]

hereinafter called the “Vessel”.

3.	PURCHASE PRICE AND PAYMENT

3.1	The purchase price for the Vessel shall be the [Purchase Obligation Price] / [Purchase Option Price].

3.2	On the Delivery Date, the Buyer shall remit the [Purchase Obligation Price] / [Purchase Option Price] in United States Dollars to the Seller’s bank account notified by the Seller to the Buyer in writing no later than [●] Business Days in advance. Any charge from the Buyer’s bank including intermediate bank(s), if any, incurred for remitting the [Purchase Obligation Price] / [Purchase Option Price] shall be for the Buyer’s account and any charge from the Seller’s bank, including intermediate bank(s), if any, incurred in receiving the [Purchase Obligation Price] / [Purchase Option Price] shall be for the Seller’s account.

4.	TIME AND PLACE OF DELIVERY AND NOTICES

(a)	The Vessel shall be delivered by the Seller to the Buyer according to the time of delivery agreed between the Seller and the Buyer however in any case, the delivery shall take place before [●] (the “Cancelling Date”).

(b)	Upon the Parties signing and delivering to each other a Protocol of Delivery and Acceptance in accordance with Clause 5(d) of this Agreement, the Vessel shall be deemed to be delivered by the Seller to the Buyer.

(c)	Should the Vessel become a Total Loss before the Delivery Date and/or before the provisions of Clause 5 (Documentation) have been satisfied by the Seller, this Agreement shall be null and void and the provisions of Clause 26.6 of the Bareboat Charter shall apply.

5.	DOCUMENTATION

The place of closing is at London, England.

(a)	In exchange for payment of the [Purchase Obligation Price] / [Purchase Option Price], the Seller shall provide the Buyer with the following delivery documents:

(i)	Legal Bill(s) of Sale in a form recordable in the Flag State, transferring the title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Flag State;

(ii)	Evidence that all necessary corporate, shareholder and other action has been taken by the Seller to authorise the execution, delivery and performance of this Agreement;

(iii)	Power of Attorney of the Seller appointing one or more representatives to act on behalf of the Seller in the performance of this Agreement, if required by the relevant ship registry duly notarially attested and legalised or apostilled (as appropriate);

(iv)	Commercial Invoice for the Vessel signed by the Sellers;

(v)	Any additional documents as may reasonably be required by the competent authorities of the Flag State for the purpose of registering the Vessel.

(b)	At the time of delivery the Buyer shall provide the Seller with:

(i)	Evidence that all necessary corporate, shareholder and other action has been taken by the Buyer to authorise the execution, delivery and performance of this Agreement; and

(ii)	Power of Attorney of the Buyer appointing one or more representatives to act on behalf of the Buyer in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).

(c)	If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d)	The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date (the “Delivery Date”) and time of delivery of the Vessel from the Seller to the Buyer.

6.	DISCHARGE OF MORTGAGE

The Seller undertake that they will procure the mortgage over the Vessel is discharged and deregistered within [●] Banking Days after receiving the payment of the [Purchase Obligation Price] / [Purchase Option Price].

7.	TAXES, FEES AND EXPENSES

Any taxes, fees and expenses in connection with the purchase and registration in the Flag State shall be for the Buyer’s account.

8.	CONDITION ON DELIVERY

The Buyer’s acknowledge that they are in possession and have been operating the Vessel during the Charter Period leading up to and including the Delivery Date, and undertake that they will take delivery of the Vessel “as it is and where it is”.

9.	BUYER’S DEFAULT

If the Buyer’s fail to pay the [Purchase Obligation Price] / [Purchase Option Price] in accordance with Clause 3 (Purchase Price and Payment), the Seller shall have the right to cancel this Agreement.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Each party to this Agreement represents and warrants to the other parties to this Agreement that:

(a)	It is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has power to carry on its business as it is now being conducted and to own its property and other assets; and

(b)	It has power to execute, deliver and perform its obligations under this Agreement and all necessary corporate, shareholder and other actions have been taken to authorise the execution, delivery and performance of the same and this Agreement constitutes its valid and legally binding obligations.

10.2	On the Delivery Date and as at the Delivery each of the parties to this Agreement shall be deemed to repeat the respective representations and warranties in Clause 10.1 as if made with reference to the facts and circumstances existing on such date and such representations and warranties, and the respective rights of the parties hereunder, shall survive the execution of this Agreement and the payment of the [Purchase Obligation Price] / [Purchase Option Price].

11.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same agreement and either party may enter into this Agreement by executing a counterpart.

13.	THIRD PARTY RIGHTS.

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. However, notwithstanding any term of this Agreement to the contrary, no variation of this Agreement, and no release or compromise of any liability hereunder shall require consent or approval of any third party.

14.	ASSIGNMENT

No party to this Agreement shall be entitled to assign its rights or transfer any of its rights and/or obligations, under this Agreement without the prior written consent of the other parties.

15.	LAW AND JURISDICTION

15.1	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

15.2	The courts of England have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it and we agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, we will not argue to the contrary.

15.3	The Seller irrevocably appoints [China Construction Bank (London) Limited] whose registered office is at [111 Old Broad Street, London EC2N 1AP, United Kingdom] to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

15.4	The Buyer irrevocably appoints [Golar Management Ltd] having its registered office at [13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, United Kingdom] to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

15.5	Nothing in this Clause 15 shall exclude or limit any right which the Seller may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

15.6	In this Clause 15, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

15.7	The Buyer waive any rights of sovereign immunity which it or any of its properties may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to its obligations under this Bareboat Charter.

16.	NOTICES

All notices to be provided under this Agreement shall be in the English language and in writing. Contact details for recipients of notices are as follows:

For the Seller:	[CCB Financial Leasing Corporation Limited
Ship leasing Department
11th Floor, Building 4
Chang An Xing Rong Center
No.1 Naoshikou Street, Xi Cheng District,
Beijing, 100031
People’s Republic of China]
Attention: Carrie Zhang
Fax: +86-10-66275749

For the Buyer	c/o Golar Management Ltd
6th floor, The Zig Zag
70 Victoria Street
London
SW1E 6SQ
Attention: Brian Tienzo
Fax: +44 (0)207 063 7901
Email: brian.tienzo@golar.com

17.	ENTIRE AGREEMENT

The written terms of this Agreement comprise the entire agreement between the Buyer and the Seller in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto. Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement. Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

For and on behalf of the Seller:	For and on behalf of the Buyer:

Name:_________________________________	Name:_________________________________

Title:__________________________________	Title:__________________________________

APPENDIX 1

FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

Protocol of Delivery and Acceptance

under Vessel Purchase Agreement

in respect of m.v. “Golar Nanook”

We refer to a Vessel Purchase Agreement dated [●] (the “Agreement”) and made between [●] (the “Seller”) and [●] (the “Buyer”) in respect of the Vessel.

It is hereby certified that pursuant to the Agreement, the Vessel was delivered by the Seller to the Buyer, and accepted by the Buyer from the Seller, at [●] hours [●] time on the date hereof in accordance with the terms and conditions of the Agreement.

Dated:

[●] as Seller

By: ……………………………….

Attorney in Fact

[●] as Buyer

By: ……………………………….

Attorney in Fact

Schedule VI
OUTSTANDING CAPITAL BALANCE

Quarters After Delivery	Outstanding Capital Balance
0	[***]
1	[***]
2	[***]
3	[***]
4	[***]
5	[***]
6	[***]
7	[***]
8	[***]
9	[***]
10	[***]
11	[***]
12	[***]
13	[***]
14	[***]
15	[***]
16	[***]
17	[***]
18	[***]
19	[***]
20	[***]
21	[***]
22	[***]
23	[***]

24	[***]
25	[***]
26	[***]
27	[***]
28	[***]
29	[***]
30	[***]
31	[***]
32	[***]
33	[***]
34	[***]
35	[***]
36	[***]
37	[***]
38	[***]
39	[***]
40	[***]
41	[***]
42	[***]
43	[***]
44	[***]
45	[***]
46	[***]
47	[***]
48	[***]

Schedule VII
DEFINITIONS

In this Bareboat Charter the following terms shall have the meanings ascribed to them below:

“Acceptable Replacement Charter” means a charter approved by the Owner and which is either:

(a)	a bareboat charter in respect of which the following conditions are met:

(i)	the bareboat charterer under such bareboat charter is wholly owned subsidiary of the Golar Group or an international oil company or national oil company in each case with a credit rating of not less than BBB- or its equivalent by at least one of Standard and Poor’s, Moody’s or Fitch (who is not a Restricted Person);

(ii)	such bareboat charter shall be made on a back to back basis (on terms matching this Bareboat Charter) and on terms which preclude further sub-sub-sub-bareboat or time chartering; and

(iii)	immediately upon entry into such bareboat charter, the Charterer shall: (x) assign all its title, interests and rights arising out or and in connection with such sub-sub-bareboat charter to the Owner upon the terms and conditions matching those in the Charterer Assignment; and (y) procure that such sub-bareboat charterer provides a written acknowledgement of such assignment in such form as is required by the Owner; and (z) procure that such sub-sub-bareboat charterer shall assign its interest in any Earnings, Insurances and Requisition Compensation of the Vessel to the Finance Parties pursuant to terms and conditions similar to the Charterer Assignment; or

(b)	a Qualified Sub-time Charter to:

(i)	a company (other than a Restricted Person) which is a wholly owned subsidiary of the Golar Group with a credit rating of not less than BBB- or its equivalent by at least one of Standard and Poor’s, Moody’s or Fitch; or

(ii)	any other company (other than a Restricted Person) reasonably acceptable to the Owner and/or the Finance Parties,

provided that the Charterer shall assign all its title, interests and rights arising out or and in connection with such Qualified Sub-time Charter to the Owner upon such terms and conditions as the Owner may require;

“Acceptance Certificate” means a certificate substantially in the form set out in Schedule II to be signed by the Charterer at Delivery;

“Account Bank” means Nordea Bank AB, London Branch, or any other such bank as the Owner may determine and as may be notified in writing to the Charterer by the Owner from time to time;

“Applicable Law” means, in relation to any jurisdiction, any law, regulation, treaty, directive, decision, rule, regulatory requirement, judgment, order, ordinance, request, guideline or direction or any other act of any Governmental Agency of such jurisdiction whether or not having the force of law and with which a relevant person is required to comply, or with which it would, in the normal course of its business, comply;

“Approved Valuer” means Fearnley, Affinity, Clarksons and Braemar, or any other reputable shipbroker agreed by the Owner and the Charterer;

“Assignment of Warranties” means the assignment dated on or about the date of this Bareboat Charter of the warranties under the Shipbuilding Contract executed by the Original Owner in favour of the Owner in form and substance satisfactory to the Owner;

“Basel II” has the meaning given to it in Clause 41.3(d);

“Basel III” has the meaning given to it in Clause 41.3(e);

“Break Costs” means all break costs and expenses incurred or payable by the Owner when a repayment or prepayment under the relevant funding arrangement entered into by the Owner for the purpose of financing the Purchase Price do not fall on a Payment Date, including under the Finance Documents;

“Budget” means the annual budget to be prepared and required to be submitted by the Charterer to the Owner pursuant to and in accordance with Clause 36.1(a)(iv), setting out the projected Operating Expenses of the Vessel (together with a contingency of 10%) and the latest cashflow and tax projections for the year;

“Builder” means Samsung Heavy Industries Co., Ltd.;

“Business Day” means a day on which banks are open for business in the principal business centres of the People’s Republic of China and the United Kingdom and, in respect of a day on which a payment is required to be made or other dealing is due to take place under a Pertinent Document in Dollars, also a day on which commercial banks are open in New York City;

“Cancelling Date” has the meaning given to it in Clause 24.1(a);

“CELSE” means CELSE – Centrais Elétricas de Sergipe S.A., a company incorporated in Brazil with registered address at Rodovia Cesar Franco SE 100, Distrito Rural, Barra dos Coqueiros, State of Sergipe, 49140-000 with taxpayer’s CNPJ number 23.758.522/0001-52;

“CELSE CCEARs” means together the electric energy sales agreements in the regulated market entered into by CELSE, and “CELSE CCEAR” means any one of them;

“CELSE Charter” means the bareboat charter dated 23 March 2018 between the Sub-Charterer and CELSE (as charterer);

“CELSE Guarantees” means each guarantee dated 23 March 2018 between each CELSE Guarantor (as guarantor) and the Sub-Charterer (as charterer) in respect of the obligations of CELSE under the CELSE Charter;

“CELSE Guarantors” means:

(a)	Ebrasil Eletricidade Do Brasil S.A.; and

(b)	Golar Power;

“CELSE Event” means the occurrence of any of the following events:

(a)	commercial operations under all CELSE CCEARs have not commenced or the Acceptance Date (as defined in the CELSE Charter) has not occurred prior to 29 February 2020;

(b)	buyers with an aggregate 50% or more of the total economic interest of all buyers under the CELSE CCEARs as at the date of this Bareboat Charter terminate their respective CELSE CCEARs prior to the expiry of their respective terms (the “Relevant CELSE CCEARs”) and no replacement electric energy sales agreements acceptable to the Owner are entered into within seventy five (75) days of the date of termination of the last Relevant CELSE CCEAR to be terminated;

(c)	the earnings received in any two successive Payment Periods:

(i)	by the Sub-Charterer from CELSE pursuant to the CELSE Charter are insufficient to cover the amount of Charterhire due from the Charterer to the Owner in those Payment Periods; or

(ii)	by the Charterer from the Sub-Charterer pursuant to the Sub-Charter are insufficient to cover the amount of Charterhire due from the Charterer to the Owner in those Payment Periods; or

(d)	the CELSE Charter is terminated prior to the expiry of its term and an Acceptable Replacement Charter is not entered into by the Charterer within seventy five (75) days of the date of termination of the CELSE Charter;

“Change of Control” occurs if:

(a)	Other than as a result of an MLP, Golar Power ceases to directly or indirectly control at least 70% equity interest in the Charterer and the Sub-Charterer; or

(b)	two or more persons acting in concert (other than, in the case of Golar Power, Golar LNG and Stonepeak Infrastructure Partners) or any individual person:

(i)	acquires, legally and/or beneficially and either directly or indirectly, in excess of 50% of the issued share capital (or equivalent) of any Guarantor (other than the Golar MLP); or

(ii)	have the right or ability to control, either directly or indirectly, the affairs of any Guarantor (other than the Golar MLP) (other than through the right or ability to appoint the majority of the board of directors (or equivalent) of that Guarantor (other than the Golar MLP) or, following appointment, any continuing right or ability to exercise such control through the directors so appointed); or

(c)	two or more persons acting in concert or any individual person (other than the Guarantors):

(i)	acquires, legally and/or beneficially and either directly or indirectly, in excess of 50% of the issued share capital (or equivalent) of Golar MLP; or

(ii)	have the right or ability to control, either directly or indirectly, the affairs of Golar MLP (other than through the right or ability to appoint the majority of the board of directors (or equivalent) of Golar MLP or, following appointment, any continuing right or ability to exercise such control through the directors so appointed); or

(d)	the General Partner is not or ceases to be a majority owned subsidiary of Golar LNG,

and for the purposes of this definition, two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares in the relevant Guarantor or Golar MLP as applicable by any of them, either directly or indirectly to obtain or consolidate control of the relevant Guarantor or Golar MLP as applicable;

“Charterer Assignment” means the assignment dated on or about the date of this Bareboat Charter of the Sub-Charter, the Earnings, the Insurances, and (if any) Requisition Compensation executed by the Charterer in favour of the Owner in form and substance satisfactory to the Owner;

“Charterer Earnings Account” means the interest bearing USD currency savings account in the name of the Charterer with the Account Bank with account number [***] and IBAN number [***];

“Charterer Security over Accounts” means the security over the Charterer Earnings Account and the Deposit and Reserves Account dated on or about the date of this Bareboat Charter executed by the Charterer in favour of the Owner in form and substance satisfactory to the Owner;

“Charterer Share Charge” means the charge dated on or about the date of this Bareboat Charter created by the applicable Parent over the shares it holds in the Charterer in favour of the Owner in form and substance satisfactory to the Owner;

“Charterhire” means the Initial Charterhire and each of the consecutive quarterly instalments payable in accordance with Clause 26;

“Charter Period” means the period described in Clause 2.2, unless terminated earlier in accordance with the provisions of this Bareboat Charter;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;

“Class” means the class notation referred to in Schedule I to this Bareboat Charter;

“Classification Society” means DNV-GL, Lloyds, Bureau Veritas or American Bureau of Shipping as elected by the Charterer no later than sixty (60) days prior to the Delivery Date;

“Commercial Management Agreement” means the agreement in respect of the commercial management of the Vessel between the Charterer and the Commercial Manager and dated 2 April 2017;

“Commercial Manager” means Golar Management Ltd. or other commercial manager appointed by the Charterer as approved by the Owner;

“Commercial Manager’s Undertaking” means the undertaking dated on or about the date of this Bareboat Charter between the Commercial Manager and the Owner in form and substance satisfactory to the Owner;

“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms;

“Daily Hire” means the net daily rate payable quarterly in aggregate an amount of USD[***] ([***] United States Dollars and [***] cents) or such other rate as may be agreed in writing between the Owner and the Charterer;

“Delivery” means the legal delivery of the Vessel by the Owner to the Charterer hereunder;

“Delivery date” means the date on which Delivery takes place;

“Deposit and Reserves Account” means the interest bearing USD currency savings account in the name of the Charterer with the Account Bank with account number [***] and IBAN number [***];

“Dollars”, “USD” and “$” mean the lawful currency for the time being of the United States of America;

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) and which arise out of the use or operation of the Vessel, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and

(b)	if and whenever the Vessel is employed on terms whereby any moneys falling within paragraph (a) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Owner and/or the Charterer and/or the Sub-Charterer and/or any other operator or manager of the Vessel is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident involving the Vessel in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually arrested and/or where the Owner and/or the Charterer and/or the Sub-Charterer and/or any other operator or manager of the Vessel is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage or releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Expiry Date” means the date falling one hundred and forty four (144) months after the Delivery Date, or such other earlier date upon which the chartering of the Vessel under this Bareboat Charter terminates;

“Facility Agreement” means the facility agreement entered into, or to be entered into, between the Owner and the Finance Parties for financing or refinancing the Purchase Price;

“Fee Letter” means the fee letter dated on or around the date hereof setting out the setup fee of 0.75% percent of the Net Purchase Price payable by the Charterer to the Owner;

“Finance Documents” has the meaning given to that term in the Facility Agreement;

“Finance Parties” means, provided that in all cases they are reputable international banks or financial institutions, the “Finance Parties” defined as such in the Facility Agreement, and any transferees of such Finance Parties;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor and debit balances at banks or other financial institutions;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor or bill discounting facility (or dematerialised equivalent);

(d)	under a financial lease, a deferred purchase consideration arrangement (other than deferred payments for assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	in respect of receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Golar Group, which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the end of the Charter Period or are otherwise classified as borrowings under GAAP;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP;

(k)	under an indemnity or similar obligation entered into by the debtor in respect of a liability or guarantee of another person which would fall within paragraphs (a) to (j) above if the references to the debtor referred to the other person;

“Flag State” means the Republic of the Marshall Islands, Cayman Islands, Hong Kong, Cyprus or Malta as elected by the Charterer no later than sixty (60) days prior to the Delivery Date;

“Funding Rate” means any individual rate notified by the Owner pursuant to Clause 45.2(b);

“GAAP” means generally accepted accounting principles in the United States of America;

“General Partner” means Golar GP LLC a limited liability company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Golar Group” means Golar Power and each of its subsidiaries and upon the occurrence of an MLP, Golar MLP and each of its subsidiaries;

“Golar LNG Group” means Golar LNG and each of its subsidiaries;

“Golar LNG” means Golar LNG Limited, a company incorporated under the laws of Bermuda with its shares traded on NASDAQ;

“Golar MLP” means Golar LNG Partners LP a limited partnership incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, with its shares traded on NASDAQ;

“Golar Power” means Golar Power Limited, a company incorporated under the laws of Bermuda;

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute);

“Guarantee” means a guarantee of each Relevant Person’s obligations under the Pertinent Documents dated on or about the date of this Bareboat Charter by the Guarantors in favour of the Owner;

“Guarantors” means, prior to the MLP, Golar Power and Golar LNG or Golar MLP if Golar Power assigns or transfers its interest in the Charterer to Golar MLP pursuant to clause 18 of the Guarantee;

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued pursuant to the MARPOL Protocol;

“Increased Costs” has the meaning given in Clause 41.2;

“Indemnitee” means any of the Owner, its direct and indirect parent companies and their respective directors, officers, agents, successors and permitted assigns;

“Initial Charterhire” means an amount equal to fifteen per cent. (15%) of the Purchase Price;

“Insurances” means:

(a)	all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are effected in respect of the Vessel or otherwise in relation to it whether before, on or after the date of this Bareboat Charter; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Bareboat Charter;

“Interpolated Screen Rate” means in relation to LIBOR for any Charterhire payment under Clause 26.3, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Payment Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Payment Period,

each as of 11.00 a.m. on the Quotation Day;

“Intragroup Loan” means any intra-group loan made by any member of the Golar LNG Group to the Charterer from time to time;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974, as the same may be supplemented or amended from time to time;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of the creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1982, the possibility that an undertaking to assume liability for, or indemnity a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences as those set out in paragraphs (a) and (b) above under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions referred to in Schedule III;

“LIBOR” means in relation to any quarterly Charterhire payment pursuant to Clause 26.3:

(a)	the applicable Screen Rate as of 11:00 a.m. on the Quotation Day and a period equal in length to the relevant Payment Period; or

(b)	as otherwise determined pursuant to Clause 44,

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;

“LNG Power” means LNG Power Limited (company number 09740657), a limited liability company incorporated in England with registered office at 6th Floor, The Zig Zag, 70 Victoria Street, London, Greater London, SW1E 6SQ;

“Losses” means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee (including, but not limited to, any vessel registration and tonnage fee), commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on any relevant person, which for the avoidance of doubt, excludes any loss of profit or other consequential loss unless expressly set out in this Bareboat Charter or any other Pertinent Document;

“Major Casualty” means any casualty to the Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $13,000,000 or the equivalent in any other currency;

“Managers” has the meaning given in Clause 7.14;

“Margin” means three point five per cent. (3.5%) per annum;

“Market Value” means, in relation to the Vessel, at a relevant date, the average of 3 valuations each prepared:

(a)	on a date no earlier than 30 days prior to the relevant date;

(b)	by an Approved Valuer;

(c)	with or without physical inspection of that Vessel;

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,

provided that the expenses of all such valuations are borne by the Charterer;

“MARPOL Protocol” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as amended in 1978 and 1997);

“Minimum Charter Hire” means 115 % of the aggregate quarterly Charterhire payable throughout the Charter Period;

“MLP” means the transfer of all of Golar Power’s shares in the Charterer to Golar MLP or a direct wholly owned subsidiary of Golar MLP;

“MOA” means the memorandum of agreement in respect of the sale and purchase of the Vessel between the Original Owner (as transferor) and the Owner (as transferee), dated on or about the date hereof;

“Mortgage” means the first preferred ship mortgage in respect of the Vessel executed, or to be executed, by the Owner in favour of the security agent or trustee for the Finance Parties as security for the Owner’s obligations under the Finance Documents;

“Net Charter Hire” means, in respect of a Qualified Sub-time Charter, the aggregate quarterly net charter hire payable under a Qualified Sub-time Charter permitted in accordance with this Bareboat Charter less voyage expenses, operating expenses of the Vessel and any administrative expenses which are not part of the operating expenses, with all expenses to be subject to the Owner’s approval;

“Net Purchase Price” means the difference between the Purchase Price and the Initial Charterhire;

“Offshore Collateral Agent” means Citibank N.A. as offshore collateral agent in respect of CELSE’s financing of the project;

“Operation and Services Agreement” means the operation and services agreement between CELSE as customer and the Operator as contractor and dated 23 March 2018;

“Operator” means Golar Power Latam Serviços Marítimos Ltda. a company incorporated in Brazil with its registered office at Ruas Dias Ferreira 190, sala 501, Leblon, Rio de Janeiro, RJ, Brazil, CEP 22431-050;

“Operator Assignment” means the assignment dated on or about the date of this Bareboat Charter of the Operation and Services Agreement executed by the Operator in favour of the Owner in form and substance satisfactory to the Owner;

“Original Jurisdiction” means, in relation to the Charterer and the Guarantors, the jurisdiction under whose laws they are incorporated as at the date of this Bareboat Charter;

“Original Owner” means the Charterer;

“Outstanding Capital Balance” means the relevant outstanding capital balance as set out in Schedule VI (Outstanding Capital Balance);

“Owner’s Account” has the meaning given in Clause 26.6;

“Parent” means, prior to the MLP, Golar Power; following the MLP, Golar MLP;

“Payment Date” means in respect of the payment of Charterhire (i) the date falling three (3) months after the Delivery Date, (ii) each of the other dates falling at intervals of three (3) months thereafter and (iii) the Expiry Date;

“Payment Period” means, in case of the first Payment Period the period of three (3) months commencing on the Delivery Date, and in the case of each Payment Period thereafter the period of three (3) months commencing at the end of the previous Payment Period;

“Permitted Security Interests” means:

(a)	Security Interests created by a Security Document or a Finance Document;

(b)	liens for unpaid master’s and crew’s wages in accordance with the ordinary course of operation of the Vessel or in accordance with usual reputable maritime practice;

(c)	liens for salvage;

(d)	liens for master’s disbursements incurred in the ordinary course of trading;

(e)	any other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel in accordance with usual reputable maritime practice, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Owner or the Charterer in good faith by appropriate steps);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue or for payment of taxes which are overdue for payment but which are being contested by the Owner or the Charterer in good faith by appropriate steps and in respect of which adequate reserves have been made;

“Pertinent Documents” means this Bareboat Charter, the Sub-Charter, each Guarantee, the Fee Letter, the MOA, any agreement in respect of the provision of additional security pursuant to Clause 36.1(q)(ii) and the Security Documents, including any assignment given by any sub-sub-charterer under paragraph (a)(iii) of the definition of “Acceptable Replacement Charter”;

“Potential Termination Event” means, an event or circumstance which, with the giving of any notice, the lapse of time, the expiry of any grace period, a determination of the Owner and/or the satisfaction of any other condition, would constitute an Termination Event;

“Project Documents” means:

(a)	the CELSE Charter;

(b)	the Commercial Management Agreement;

(c)	the Technical Management Agreement; and

(d)	the Operation and Services Agreement;

“Purchase Obligation Price” means an amount equal to forty per cent. (40%) of the Net Purchase Price;

“Purchase Option Date” means the last day of the 36th month of the Charter Period and every Payment Date thereafter;

“Purchase Option Price” means an amount equal to:

(i)	where the Purchase Option Date falls on or after the last day of the 36th month of the Charter Period and on or before the last day of the 60th month of the Charter Period, 102.5% of the then Outstanding Capital Balance;

(ii)	where the Purchase Option Date falls on or after the first day of the 61st month of the Charter Period and on or before the last day of the 72nd month of the Charter Period, 102.0% of the then Outstanding Capital Balance;

(iii)	where the Purchase Option Date falls on or after the first day of the 73rd month of the Charter Period and on or before the last day of the 84th month of the Charter Period, 101.5% of the then Outstanding Capital Balance;

(iv)	where the Purchase Option Date falls on or after the first day of the 85th month of the Charter Period and on or before the last day of the 96th month of the Charter Period, 101.0% of the then Outstanding Capital Balance;

(v)	where the Purchase Option Date falls on or after the first day of the 97th month of the Charter Period and on or before the last day of the 108th month of the Charter Period, 100.5% of the then Outstanding Capital Balance; and

(vi)	where the Purchase Option Date falls on or after the first day of the 109th month of the Charter and before the end of the Charter Period, 100% of the then Outstanding Capital Balance,

in each case less an amount equal to the Initial Charterhire;

“Purchase Price” means the purchase price of the Vessel to be paid by the Owner to the Builder and the Original Owner under and in accordance with the MOA and in any case not exceeding US$[***] ([***] United States Dollars);

“Qualified Sub-time Charter” means a sub-time charter:

(a)	with a time charterer that is a wholly owned subsidiary of the Golar Group or an international oil company or national oil company in each case with a credit rating of not less than BBB- or its equivalent by at least one of Standard and Poor’s, Moody’s or Fitch (who is not a Restricted Person);

(b)	with a charter period of (x) no less than 60 months; or (y) no less than 48 months but with an option (supported by a standby charter with the Guarantor as the standby charterer) to extend to 60 month (“sub-time charter period”); and

(c)	where, throughout its term, the Net Charter Hire under the Qualified Sub-time Charter exceeds the Minimum Charter Hire;

“Quiet Enjoyment Agreement” means (i) for the duration of the CELSE Charter, a quiet enjoyment agreement executed or to be executed between, or acceded to by, the security agent under the Facility Agreement as mortgagee, the Owner as owner, the Charterer as charterer, the Sub-Charterer as intermediate charterer, CELSE as sub-sub-charterer and the Offshore Collateral Agent, substantially in the indicative form set out in Schedule IV, (ii) for the duration of an Acceptable Replacement Charter, a quiet enjoyment agreement executed or to be executed between any security agent under the Facility Agreement as mortgagee, the Owner as owner, the Charterer as charterer and any sub-charterer(s) under such Acceptable Replacement Charter in form and substance satisfactory to the parties thereto or (iii) at any other time, a quiet enjoyment agreement executed or to be executed between the security agent under the Facility Agreement as mortgagee, the Owner as owner, the Charterer as charterer in form and substance satisfactory to the parties thereto;

“Quotation Day” means in relation to any period for which an interest rate is to be determined five (5) Business Days before the first day of that period unless market practice differs in the London interbank market for that currency, in which case the Quotation Day for that currency will be determined by the Owner in accordance with market practice in the London interbank market (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days);

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Owner at its request by the Reference Banks in relation to LIBOR as either:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market;

“Reference Banks” means the principal London offices of Citibank, Barclays and HSBC or such other banks as may be appointed by the Owner in consultation with the Charterer;

“Relevant Jurisdiction” means, in relation to each Relevant Person and the Charterer:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any property owned by it and charged under a Security Document is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it creating a Security Interest;

“Relevant Persons” means the Charterer, the Sub-Charterer, LNG Power and each Guarantor;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Restricted Countries” means those countries subject to country-wide or territory-wide Sanctions and/or trade embargoes, in particular but not limited to pursuant to the U.S.’s Office of Foreign Asset Control of the U.S. Department of Treasury (“OFAC”) including at the date of this Bareboat Charter, but without limitation, Iran, Iraq, North Korea, Sudan and Syria and any additional countries based on respective country-wide or territory-wide Sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Persons;

“Restricted Person” means a person, entity or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, Switzerland, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), Her Majesty’s Treasury (“HMT”), the Office of Financial Sanctions Implementation (“OFSI”) and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore, the People’s Republic of China and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii);

“Sanctions” means any economic or financial sanctions regulations, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) imposed by law or regulation of the United Kingdom, the United States of America (including, without limitation, CISADA and OFAC), the People’s Republic of China, the Council of the European Union or Singapore;

“Sanctions Authority” means an international institution or applicable national or regional government, or subdivisions thereof that possess the authority to enact and implement applicable Sanctions. Such authorities include, but are not limited to, the United Nations Security Council (“UNSC”), the European Union (“EU”), the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Departments of State or Commerce, the United Kingdom (including Her Majesty’s Treasury (“HMT”) and Office of Financial Sanctions Implementation (“OFSI”)), the Monetary Authority of Singapore and any other equivalent sanctions authority;

“Sanctions List” means a list of sanctioned entities generally consisting of names of the sanctioned individuals, entities and associated details (addresses, locations, aliases) published in respect of Sanctions by or on behalf of a Sanctions Authority;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period on pages LIBOR01 or LIBOR02 of the Bloomberg screen (or any replacement Bloomberg page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg. If such page or service ceases to be available, the Owner may specify another page or service displaying the relevant rate after consultation with the Charterer;

“Security Documents” means:

(a)	the Charterer Assignment;

(b)	the Sub-Charterer Assignment;

(c)	the Subordination Deed;

(d)	the Charterer Share Charge;

(e)	the Sub-Charterer Share Charge

(f)	the Charterer Security over Accounts;

(g)	the Sub-Charterer Security over Accounts;

(h)	the Operator Assignment;

(i)	the Assignment of Warranties;

(j)	the Guarantee;

(k)	the Technical Manager’s Undertaking;

(l)	the Commercial Manager’s Undertaking;

(m)	any other financial security instruments designated as a Security Document by the Owner and the Charterer;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; or

(c)	any other right which confers on a creditor a right or privilege to receive the amount actually or contingently due to it ahead of the general unsecured creditors of the debtor concerned; however this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Shipbuilding Contract” means the shipbuilding contract for the construction of the Vessel originally between the Builder as builder and the Original Owner as buyer and dated 17 July 2015;

“Stipulated Loss Value” means, in respect of any date, the sum of:

(a)	all amounts payable under the Pertinent Documents (other than the Sub-Charter) which have fallen due on or prior to the relevant date but which remain unpaid together with any default interest thereon;

(b)	the Outstanding Capital Balance; and

(c)	any other amounts which are payable (but not yet paid) by the Owner to the Finance Parties as a part or whole of the costs that the Owner may pass through to the Charterer in accordance with this Bareboat Charter;

“Sub-Charter” means the bareboat charter dated 01 June 2018 between the Charterer (as disponent owner) and the Sub-Charterer (as charterer);

“Sub-Charterer” means Golar Nanook UK Limited (company number 10927893), a limited liability company incorporated in England with registered office at 6th Floor, The Zig Zag, 70 Victoria Street, London, Greater London, SW1E 6SQ;

“Sub-Charterer Assignment” means the assignment dated on or about the date of this Bareboat Charter of the CELSE Charter, the CELSE Guarantees, the Earnings, the Insurances, and (if any) Requisition Compensation executed by the Sub-Charterer in favour of the Owner in form and substance satisfactory to the Owner;

“Sub-Charterer Earnings Account” means the interest bearing USD currency savings account in the name of the Sub-Charterer with the Account Bank with account number [***] and IBAN number [***];

“Sub-Charterer Security over Accounts” means the security over the Sub-Charterer Earnings Account dated on or about the date of this Bareboat Charter executed by the Sub-Charterer in favour of the Owner in form and substance satisfactory to the Owner;

“Sub-Charterer Share Charge” means the charge dated on or about the date of this Bareboat Charter created by LNG Power over the shares it holds in the Sub-Charterer in favour of the Owner in form and substance satisfactory to the Owner;

“Subordination Deed” means the subordination of the Intragroup Loans dated on or about the date of this Bareboat Charter by Golar Power and the Charterer in favour of the Owner in form and substance satisfactory to the Owner;

“Tax Deduction” means any deduction or withholding for or on account of any present or future tax (excluding FATCA Deductions);

“Tax Indemnitee” has the meaning given to it in Clause 40.5;

“Technical Management Agreement” means the agreement in respect of the technical management of the Vessel between the Charterer and the Technical Manager and dated 31 March 2017;

“Technical Manager” means Golar Management Norway AS or other technical manager appointed by the Commercial Manager as approved in writing by the Owner;

“Technical Manager’s Undertaking” means the undertaking dated on or about the date of this Bareboat Charter between the Technical Manager and the Owner in form and substance satisfactory to the Owner;

“Termination Event” means any event described in Clause 34;

“Termination Sum” means, in respect of any date:

(a)	the Stipulated Loss Value in respect of such date; plus

(b)	Break Costs; plus

(c)	in respect of the period from the Delivery Date onwards only, any costs incurred and expenses incurred by the Owner and any Finance Parties in locating, repossessing or recovering the Vessel or collecting any payments due under this Bareboat Charter or in obtaining the due performance of the obligations of the Charterer under this Bareboat Charter or the other Pertinent Documents and any default interest in relation thereto;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is redelivered within 30 days to the full control of the Owner or the Charterer; or

(c)	any arrest, condemnation, capture, seizure or detention of the Vessel (including any hijacking or theft but excluding any event specified in paragraph (b) of this definition) unless it is redelivered within 90 days to the full control of the Owner or the Charterer;

“Valuation Certificate” means the valuation certificate referred to at clause 3.2 (Purchase Price) of the MOA;

“Value Maintenance Ratio” means, at any time, 110% of the Outstanding Capital Balance at such time; and

“Vessel” shall have the meaning given to it in Clause 1.

45.6	In this Bareboat Charter:

(a)	“approved” means approved in writing;

(b)	“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

(c)	“company” includes any partnership, joint venture and unincorporated association;

(d)	“consent” includes an authorisation, approval, resolution, licence, exemption, filing or registration;

(e)	“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

(f)	“continuing” means, in relation to any Termination Event, a Termination Event which has not been remedied by the Charterer or waived by the Owner;

(g)	“control” over a particular company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent, of the maximum number of votes that might be cast at a general meeting of such company; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such company; or

give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply;

(h)	“document” includes a deed; a letter, fax or telex;

(i)	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

(j)	“FSRU” means any floating storage and regasification unit;

(k)	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(l)	“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

(m)	“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

(n)	“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

(o)	“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

(p)	“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Clubs acceptable to the Buyer and Finance Parties including pollution risks, extended passenger cover and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(q)	“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(r)	“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine;

(s)	“month” means a period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(i)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(ii)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and for the avoidance of doubt shall be a period of 30 or 31 days (as applicable), and “month” and “monthly” shall be construed accordingly; and

(t)	“subsidiary” means a company (S) is a subsidiary of another company (P) if:

(i)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(ii)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(iii)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(iv)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

(v)	and any company of which S is a subsidiary is a parent company of S.

45.7	In this Bareboat Charter:

(a)	references to a Pertinent Document or any other document being in the form of a particular appendix or to any document referred to in the recitals include references to that form with any modifications to that form which the Owner approve;

(b)	references to, or to a provision of, a Pertinent Document or any other document are references to it as amended, supplemented, restated, novated or replaced, however fundamentally and whether before the date of this Bareboat Charter or otherwise;

(c)	any reference to a time of day is to Beijing time;

(d)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Bareboat Charter or otherwise;

(e)	words denoting the singular number shall include the plural and vice versa;

(f)	any reference to any person includes its successors in title, permitted assignees or transferees.

Finance Party Consent

45.8	The Charterer acknowledges and accepts that, notwithstanding anything to the contrary in this Bareboat Charter, it shall be reasonable for the Owner to reject any requests for amendments, waivers, consents under this Bareboat Charter and any other Pertinent Document if the Owner is required to seek permission, consent or a waiver in respect of the Charterer request from the Finance Parties and those Finance Parties so refuse.

Headings

45.9	In interpreting a Pertinent Document or any provision of a Pertinent Document, all clauses, sub-clauses and other headings in that and any other Pertinent Document shall be entirely disregarded.

EXECUTION PAGE

OWNER

COMPASS SHIPPING 23 CORPORATION LIMITED

By:	/s/ Haibo Yin
Name:	HAIBO YIN
Title:	EXECUTIVE DIRECTOR

CHARTERER

GOLAR FSRU8 CORPORATION

By:	/s/ Eduardo Maranhao
Name:	EDUARDO MARANHAO
Title:	AUTHORISED SIGNATORY